EXHIBIT 99.2

                                    FORM 6-K


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                        Report of Foreign Private Issuer

                      Pursuant to Rule 13a-16 or 15d-16 of
                      the Securities Exchange Act of 1934

                                 9 August 2001



                      The Royal Bank of Scotland Group plc


                              42 St Andrew Square
                               Edinburgh EH2 2YE
                                    Scotland
                                 United Kingdom

                    (Address of principal executive offices)



Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

          Form 20-F  X                                  Form 40-F
                    ---                                           ---

Indicate by check mark whether the registrant by furnishing the information contained in this Form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934.

          Yes                                              No  X
              ---                                             ---

         If "Yes" is marked, indicate below the file number assigned to the registrant in connection with Rule 12g3-2(b): 82-________

This report on Form 6-K shall be deemed incorporated by reference into the company's Registration Statement on Form F-3 (File No. 333-11104) and to be a part thereof from the date which it was filed, to the extent not superseded by documents or reports subsequently filed or furnished.

                      The Royal Bank of Scotland Group plc

                               TABLE OF CONTENTS
                                                                           Page

PRESENTATION OF INFORMATION                                                  2

FORWARD LOOKING STATEMENTS                                                   2

SUMMARISED FINANCIAL DATA                                                    3

EXCHANGE RATES                                                               5

REVIEW OF INTERIM RESULTS                                                    6

o    Introduction                                                            6
o    Consolidated profit and loss account                                    7
     o    Overview (comparison with six months ended 30 June 2000)           8
     o    Consolidated profit and loss account - pro forma basis             9
     o    Overview - pro forma basis                                         10
     o    Net interest income                                                11
     o    Changes in net interest income                                     12
     o    Average balance sheet and interest rates                           13
     o    Average interest rates, yields, spreads and margins                15
     o    Non-interest income                                                16
     o    Operating expenses                                                 17
     o    General insurance claims                                           17
     o    Employee numbers                                                   18
     o    Provisions                                                         18
     o    Taxation                                                           19
     o    Earnings per share                                                 19
     o    Divisional analysis                                                20
o    Summarised consolidated balance sheet                                   30
     o    Overview - summarised consolidated balance sheet                   31
     o    Analysis of loans and advances to customers by geographical
          area and type of customer                                          32
     o    Provisions for bad and doubtful debts                              33
     o    Risk elements in lending and potential problem loans               35
     o    Cross-border outstandings                                          36
     o    Capital resources                                                  36
     o    Regulatory capital                                                 37
o    Market risk                                                             37
o    Derivatives                                                             38

RECENT DEVELOPMENTS                                                          39

LITIGATION                                                                   39

UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED 30 JUNE 2001                                        40

o    Consolidated profit and loss account                                    41
o    Consolidated balance sheet                                              42
o    Statement of consolidated total recognised gains and losses             43
o    Reconciliation of movements in consolidated shareholders' funds         43
o    Consolidated cash flow statement                                        44
o    Notes to interim condensed consolidated financial statements            45

SIGNATURE                                                                    52

PRESENTATION OF INFORMATION

For the purposes of this report the term 'Company' means The Royal Bank of Scotland Group plc, 'Group' means the Company and its subsidiary undertakings and 'RBS' refers to the Group excluding National Westminster Bank Plc ('NatWest').

The results presented in this report are for the six months ended 30 June 2001 with comparatives for the six months ended 30 June 2000 (which include the results of NatWest from the date of its acquisition, 6 March 2000). In order to provide additional meaningful comparisons with the prior period, the results for the six months ended 30 June 2001 are also compared with the pro forma results for the six months ended 30 June 2000. The pro forma results assume that NatWest was acquired on 1 January 1999 (see 'Review of Interim Results - Introduction on page 6). References to 'pro forma' or 'pro forma basis' relate to results prepared on this basis.

The profit before taxation for the six months ended 30 June 2001 is the same under both bases. The only difference between the two bases is in the presentation of certain items. In the presentation of the pro forma results:

o All expenditure incurred to integrate the Group's existing operations with those of NatWest and relating to projects and initiatives to achieve the cost reduction and income enhancement targets set in connection with the acquisition of NatWest has been shown separately on the face of the consolidated profit and loss account under the caption 'Integration costs'.
o Group operating profit is stated before goodwill amortisation and integration costs which are shown separately on the face of the consolidated profit and loss account.

The Company publishes its accounts in pounds sterling ('(pound)' or 'sterling'). References to 'dollars' or '$' are to US dollars. The abbreviations '(pound)m' and '(pound)bn' represent millions and thousands of millions of pounds sterling, and the abbreviations '$m' and '$bn' represent millions and thousands of millions of dollars respectively. Amounts in dollars, unless otherwise stated, for any financial (fiscal) period have been translated from sterling at the Noon Buying Rate on 29 June 2001 as shown under Exchange Rates on page 5. This rate should not be construed as a representation that the sterling amounts actually denote such dollar amounts or have been, could have been, or could be converted into dollars at the rate indicated.

Certain information in this report is presented separately for domestic and foreign activities. For this purpose, domestic activities consist primarily of the United Kingdom ('UK') domestic transactions of the Group. Foreign activities consist of those non-domestic transactions of the Group conducted by offices in the UK and through offices outside the UK, namely the United States of America ('US') and the Rest of the World.

The analysis of UK and Overseas in the tables of changes in net interest income on page 12, average balance sheets and interest rates presented on pages 13 to 14 and average interest rates, yields, spreads and margins on page 15 of this report have been compiled on the basis of location of office. Management believe that presentation on this basis provides more useful information on the yields, spreads and margins of the Group's activities than would be provided by presentation on the basis of the domestic and foreign activities analysis used elsewhere in this report as it more closely reflects the basis on which the Group is managed.

The Group distinguishes its trading from non-trading activities by determining whether a certain business unit's principal activity is trading or non-trading and then attributing all of that unit's activities to one portfolio or the other. Although this method may result in some non-trading activity being classified as trading, and vice versa, the Group believes that any resulting misclassification is not material.

In this report, the terms 'UK GAAP' and 'US GAAP' refer to generally accepted accounting principles ('GAAP') in the UK and the US respectively.

The terms 'H1 2001' and 'H1 2000' relate to the six months ended 30 June 2001 and the six months ended 30 June 2000 respectively.

FORWARD LOOKING STATEMENTS

Certain sections of this document contain forward-looking statements. We use words such as 'expect', 'believe', 'risk', and 'VAR' to identify forward-looking statements. Our statements are subject to certain risks and uncertainties, as discussed in the 'Operating and Financial Review and Prospects' and the 'Quantitative and qualitative disclosures about market risk' contained in the Company's Annual Report on Form 20-F for the year ended 31 December 2000. These risks and uncertainties could cause actual results to differ materially from our statements.

SUMMARISED FINANCIAL DATA

-------------------------------------------------------------------------------------------------------------------------
   Consolidated profit and loss account data                                               Pro forma
                                                              H1 2001        H1 2001         H1 2000         H1 2000
                                                          -----------------------------  --------------  --------------
   Amounts in accordance with UK GAAP                              $m       (pound)m        (pound)m        (pound)m
   Net interest income                                          4,579          3,253           2,868           2,248
   Non-interest income                                          5,024          3,569           3,106           2,428
                                                          -------------- --------------  --------------  --------------
   Total income                                                 9,603          6,822           5,974           4,676
   Operating expenses excluding goodwill amortisation
     and integration costs                                     (4,623)        (3,284)         (3,330)         (2,566)
   General insurance claims (net)                                (588)          (418)           (323)           (323)
                                                          -------------- --------------  --------------  --------------
   Profit before provisions for bad and doubtful debts          4,392          3,120           2,321           1,787
   Provisions for bad and doubtful debts                         (516)          (367)           (284)           (232)
   Amounts written off fixed asset investments                     (3)            (2)            (26)            (25)
                                                          -------------- --------------  --------------  --------------
   Operating profit before goodwill amortisation and
     integration costs                                          3,873          2,751           2,011           1,530
   Goodwill amortisation                                         (448)          (318)           (311)           (208)
   Integration costs                                             (508)          (361)           (189)           (156)
                                                          -------------- --------------  --------------  --------------
   Profit on ordinary activities before tax                     2,917          2,072           1,511           1,166
   Tax on profit on ordinary activities                        (1,050)          (746)           (548)           (414)
   Minority interests                                             (62)           (44)            (22)            (18)
                                                          -------------- --------------  --------------  --------------
   Profit for the financial period                              1,805          1,282             941             734
   Preference dividends                                          (251)          (178)           (162)           (128)
                                                          -------------- --------------  --------------  --------------
   Profit attributable to ordinary shareholders                 1,554          1,104             779             606
                                                          -------------- --------------  --------------  --------------

   Amounts in accordance with US GAAP

   Net income available for ordinary shareholders               1,845          1,311             967             805
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
                                                                                                             Audited
   Consolidated balance sheet data                                  30 June                  30 June     31 December
                                                          -----------------------------
                                                                 2001           2001            2000            2000
                                                                 ----           ----            ----            ----
   Amounts in accordance with UK GAAP                              $m       (pound)m        (pound)m        (pound)m
   Loans and advances to banks (net of provisions)             55,953         39,748          37,324          32,061
   Loans and advances to customers (net of provisions)        252,526        179,389         156,292         168,076
   Debt securities and equity shares                           77,888         55,330          54,297          59,342
   Intangible fixed assets                                     16,640         11,821          12,121          12,080
   Other assets                                                76,847         54,590          46,171          48,445
                                                          -------------- --------------  --------------  --------------
   Total assets                                               479,854        340,878         306,205         320,004
                                                          -------------- --------------  --------------  --------------

   Called up share capital                                      1,204            855             892             848
   Share premium - equity                                       4,280          3,040           2,496           2,674
   Share premium - non-equity                                   6,043          4,293           3,592           3,856
   Merger reserve                                              17,341         12,319          13,071          12,604
   Reserves                                                       280            199             170             191
   Revaluation reserve                                             55             39              15              40
   Profit and loss account                                      5,549          3,942           2,205           2,903
                                                          -------------- --------------  --------------  --------------
   Shareholders' equity                                        34,752         24,687          22,441          23,116
   Minority interests                                             849            603             759             546
   Dated loan capital                                           9,015          6,404           6,177           6,316
   Undated loan capital                                         5,989          4,255           3,915           4,120
                                                          -------------- --------------  --------------  --------------
   Total capital resources                                     50,605         35,949          33,292          34,098

   Deposits by banks                                           50,152         35,627          33,618          35,130
   Customer accounts                                          254,743        180,964         166,221         177,302
   Debt securities in issue                                    42,016         29,847          23,614          19,407
   Other liabilities                                           82,338         58,491          49,460          54,067
                                                          -------------- --------------  --------------  --------------
   Total liabilities                                          479,854        340,878         306,205         320,004
                                                          -------------- --------------  --------------  --------------

   Amounts in accordance with US GAAP
   Shareholders' equity                                        37,625         26,728          23,688          25,423
   Total assets                                               487,285        346,157         309,340         323,731
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
   Other financial data                                                                    Pro forma
                                                                             H1 2001         H1 2000         H1 2000
                                                                             -------         -------         -------
   Other financial data in accordance with UK GAAP
   Earnings per ordinary share - pence                                         41.1p           29.4p           30.1p
   Adjusted earnings per ordinary share - pence                                62.6p           46.1p           45.9p
   Diluted earnings per ordinary share - pence                                 40.4p           29.0p           29.7p
   Dividend per ordinary share - actual - pence                                11.0p            9.5p            9.5p
   Dividend payout ratio - actual                                                28%             42%             42%
   Average total assets -(pound)m                                    (pound)341,682m (pound)298,388m (pound)225,383m
   Average ordinary shareholders' equity -(pound)m                    (pound)19,716m  (pound)18,371m  (pound)13,057m
   Average tangible equity                                             (pound)7,759m   (pound)6,829m   (pound)5,000m
   Average number of ordinary shares of 25p each outstanding - millions        2,687           2,652           2,015
   Return on average total assets                                               0.6%            0.5%            0.5%
   Return on average ordinary shareholders' equity                             11.2%            8.4%            9.3%
   Return on average tangible equity                                           43.3%           35.8%           37.0%
   Share price at period end - pence                                           1567p           1106p           1106p
   Number of shares in issue at period end - millions                          2,705           2,661           2,661
   Market capitalisation at period end -(pound)bn                      (pound)42.4bn   (pound)29.4bn   (pound)29.4bn
   Net asset value per ordinary share                                           747p            700p            700p
   Risk asset ratio
   -  tier 1                                                                    7.2%            6.4%            6.4%
   -  total                                                                    11.4%           11.4%           11.4%

   Other financial data in accordance with US GAAP

   Basic earnings per ordinary share - pence                                   48.8p           36.5p           40.0p
   Diluted earnings per ordinary share - pence                                 47.9p           36.0p           39.5p
   Dividend per ordinary share - actual - pence                                23.5p           22.6p           22.6p
   Dividend payout ratio - actual                                                48%             22%             22%
   Average total assets -(pound)m                                    (pound)346,180m (pound)302,061m (pound)229,055m
   Average ordinary shareholders' equity -(pound)m                    (pound)21,879m  (pound)18,530m  (pound)13,217m
   Average tangible equity                                            (pound)10,057m   (pound)7,148m   (pound)5,245m
   Return on average total assets                                               0.8%            1.0%            0.7%
   Return on average ordinary shareholders' equity                             12.0%           10.4%           12.2%
   Return on average tangible equity                                           37.4%           38.8%           43.0%
-------------------------------------------------------------------------------------------------------------------------

Notes to summarised consolidated financial data (unaudited)
(1) The Group's interim consolidated financial statements for the six months ended 30 June 2001 and 30 June 2000 are unaudited.
(2) The Group publishes its unaudited condensed consolidated financial statements in sterling. The dollar exchange rate used by the Group in preparing the dollar amounts included in the summarised financial data on page 3, is the Noon Buying Rate on 29 June 2001.
(3) The Group's unaudited interim condensed consolidated financial statements have been prepared in accordance with UK GAAP which differs in certain significant respects from US GAAP. For a discussion of such differences and a reconciliation of UK and US GAAP amounts, see note 9 to the unaudited interim condensed consolidated financial statements.
(4) Return on average total assets represents net income available to ordinary shareholders as a percentage of average total assets.
(5) Return on average ordinary shareholders' equity represents net income available to ordinary shareholders expressed as a percentage of average ordinary shareholders' equity, excluding non-equity shareholders' funds.
(6) Return on average tangible equity represents net income available for ordinary shareholders, after adjusting for integration costs and goodwill amortisation, expressed as a percentage of average ordinary shareholders' equity, excluding non-equity shareholders' funds, and assuming intangible fixed assets have been written off.
(7) Net asset value per ordinary share is based on ordinary shareholders' equity.
(8) Dividend data include the dividends proposed or declared by the Group. The dividend payout ratio has been calculated using the dividend payable. Dividend data under US GAAP are based on dividends declared in the financial period, while UK GAAP requires recognition of dividends in the periods to which they relate.
(9) The pro forma information for the six months ended 30 June 2000 in the tables above has been prepared on the basis set out in 'Review of Interim Results - Introduction' on page 6.

EXCHANGE RATES

Except as stated, the following table sets forth, for the dates and periods indicated, the Noon Buying Rate in New York for cable transfers in sterling as certified for customs purposes by the Federal Reserve Bank of New York (the 'Noon Buying Rate'):

--------------------------------------------------------------------------
                                             Six months ended 30 June
                                            ----------------------------
   US dollars per(pound)1                          2001          2000
                                                   ----          ----

   Noon Buying Rate:
   Period end rate                               1.4077        1.5130
   Average (1)                                   1.4398        1.5688
   High                                          1.5045        1.6538
   Low                                           1.3730        1.4705

   Consolidation rate (2)
   Period end rate                               1.4051        1.5147
   Average rate for the period                   1.4401        1.5688
--------------------------------------------------------------------------

Notes:

(1) The average of the Noon Buying Rates on the last business day of each month during the period.

(2) The rates used by the Group for translating dollars into sterling in the preparation of its consolidated financial statements.

(3)  On 8 August 2001, the Noon Buying Rate was(pound)1.00 = $1.4135.

REVIEW OF INTERIM RESULTS

Introduction

The Group's results for the six months ended 30 June 2001, which are unaudited, should be read in conjunction with the 'Information on the Company - Business Overview' and 'Operating and Financial Review and Prospects' contained in the Company's Annual Report on Form 20-F for the year ended 31 December 2000, filed with the Securities and Exchange Commission ('SEC').

In this report, we have included a discussion of the performance of the Group and the divisions for the six months ended 30 June 2001 compared with the pro forma results for the six months ended 30 June 2000 which were prepared on the following basis:

1. They incorporate the results of NatWest from 1 January 1999 and assume that fair value adjustments relating to the acquisition of NatWest were made on 31 December 1998.

2. Goodwill arising on the acquisition of NatWest of(pound)11,390 million has been amortised over its estimated economic life of 20 years.

     Goodwill arising on other acquisitions made by the Group after 1 January 1999 - Green Flag, the commercial banking operations of State Street Corporation, and UST Corp. - has been amortised from the effective dates of acquisition, generally also over 20 years. Goodwill arising on earlier acquisitions was written off directly to reserves and has not been reinstated, as permitted by Financial Reporting Standard 10.

3. A surplus of (pound)1,070 million in NatWest Pension Funds has been amortised, from 1 January 1999, over the estimated average remaining service life of members of the schemes.

4. An adjustment has been made to reflect the net funding of the acquisition of NatWest as if acquired on 1 January 1999. The net funding comprises cash paid and loan notes issued to NatWest shareholders of (pound)7,349 million and fees and expenses relating to the acquisition of (pound)176 million less net proceeds of (pound)3,910 million from the issue of new ordinary and preference shares and (pound)20 million of proceeds from the exercise of options over NatWest ordinary shares.

5. The results of businesses disposed of since 1 January 1999 and the profit arising on their sale have been excluded from the pro forma accounts. The principal disposals were RBS Trust Bank, Gartmore and the venture capital investments of NatWest. A funding adjustment has been made to recognise the benefit of estimated net proceeds of (pound)1,500 million assuming that these funds were received on 1 January 1999.

Consolidated profit and loss account

--------------------------------------------------------------------------------------------
                                                                H1 2001         H1 2000 **
                                                            --------------  --------------
                                                               (pound)m        (pound)m
   Interest receivable                                            7,400           5,641
   Interest payable                                              (4,147)         (3,393)
                                                            --------------  --------------
   Net interest income                                            3,253           2,248
                                                            --------------  --------------

                                                            --------------  --------------
   Dividend income                                                   24              19
   Fees and commissions receivable                                2,209           1,514
   Fees and commissions payable                                    (459)           (293)
   Dealing profits                                                  689             385
   Other operating income                                           505             353
                                                            --------------  --------------
   General insurance                                              2,968           1,978
                                                            --------------  --------------
   -  earned premiums                                               817             621
   -  reinsurance                                                  (216)           (171)
                                                            --------------  --------------
                                                                    601             450
                                                            --------------  --------------
   Non-interest income                                            3,569           2,428
                                                            --------------  --------------

   Total  income                                                  6,822           4,676
                                                            --------------  --------------

   Administrative expenses                                  --------------  --------------
   -  staff costs *                                              (1,882)         (1,427)
   -  premises and equipment *                                     (419)           (316)
   -  other *                                                      (915)           (648)
   Depreciation on tangible fixed assets *                         (429)           (331)
   Goodwill amortisation                                           (318)           (208)
                                                            --------------  --------------
   Operating expenses                                            (3,963)         (2,930)
                                                            --------------  --------------
   Profit before other operating charges                          2,859           1,746
   General insurance
                                                            --------------  --------------
   -  gross claims                                                 (585)           (462)
   -  reinsurance                                                   167             139
                                                            --------------  --------------
                                                                   (418)           (323)
                                                            --------------  --------------
   Profit before provisions for bad and doubtful debts            2,441           1,423
   Provisions for bad and doubtful debts                           (367)           (232)
   Amounts written off fixed asset investments                       (2)            (25)
                                                            --------------  --------------
   Profit on ordinary activities before tax                       2,072           1,166
   Tax on profit on ordinary activities                            (746)           (414)
                                                            --------------  --------------
   Profit on ordinary activities after tax                        1,326             752
   Minority interests (including non-equity)                        (44)            (18)
                                                            --------------  --------------
   Profit after minority interests                                1,282             734
   Preference dividends                                            (178)           (128)
                                                            --------------  --------------
   Profit attributable to ordinary shareholders                   1,104             606
                                                            ==============  ==============

   Profit attributable to ordinary shareholders - UK GAAP         1,104             606
   US GAAP adjustments (net)                                        207             199
                                                            --------------  --------------
   Net income available for ordinary shareholders - US GAAP       1,311             805
                                                            ==============  ==============

   Earnings per share - UK GAAP                                   41.1p           30.1p
                                                            --------------  --------------

   Adjusted earnings per share - UK GAAP                          62.6p           45.9p
                                                            --------------  --------------

   Diluted earnings per share - UK GAAP                           40.4p           29.7p
                                                            --------------  --------------

   Earnings per share - US GAAP                                   48.8p           40.0p
                                                            --------------  --------------

   Diluted earnings per share - US GAAP                           47.9p           39.5p
                                                            --------------  --------------
--------------------------------------------------------------------------------------------

*  Includes integration costs.
** The profit and loss account for the six months ended 30 June 2000 includes NatWest from the date of acquisition, 6 March 2000.

Overview

Comparison with six months ended 30 June 2000 (including NatWest from date of acquisition, 6 March 2000)

The acquisition of NatWest had a significant effect on the Group's financial position in 2000 and as a consequence, comparison with the prior year (which only includes NatWest from 6 March 2000) is of limited benefit. The comparison between the six months ended 30 June 2001 and the six months ended 30 June 2000 described below primarily reflects the inclusion of NatWest as part of the Group. Additional factors are described, where relevant, in the discussion on page 10, of the performance of the Group for the six months ended 30 June 2001 compared with the pro forma results for the six months ended 30 June 2000.

Profit before tax for the six months ended 30 June 2001 increased by 78%, (pound)906 million, to (pound)2,072 million.

Total income increased by 46%, (pound)2,146 million, to (pound)6,822 million.

Net interest income increased by 45%, (pound)1,005 million, to (pound)3,253 million and non-interest income, excluding general insurance income, grew by 50%, (pound)990 million to (pound)2,968 million. Fees and commissions receivable increased by 46%, (pound)695 million, to (pound)2,209 million. Dealing profits were up by 79%, (pound)304 million, to (pound)689 million. Other operating income increased by 43%, (pound)152 million to (pound)505 million. General insurance premium income, after reinsurance, increased by 34%, (pound)151 million to (pound)601 million.

Operating expenses were up 35%, (pound)1,033 million, to (pound)3,963 million. Staff expenses increased by 32%, (pound)455 million to (pound)1,882 million. Other expenses were up 38%, (pound)578 million to (pound)2,081 million.

General insurance claims, after reinsurance, increased by 29%, (pound)95 million, to (pound)418 million.

Provisions for bad and doubtful debts were up 58%, (pound)135 million, to (pound)367 million. Amounts written off fixed asset investments were (pound)2 million (H1 2000: (pound)25 million).

The tax charge was (pound)746 million on profit before tax of (pound)2,072 million - an effective rate of 31%, excluding goodwill amortisation.

Profit attributable to ordinary shareholders after tax, minority interests and preference dividends increased by 82%, (pound)498 million, to (pound)1,104 million.

Consolidated profit and loss account - pro forma basis

---------------------------------------------------------------------------------------------------------
                                                                            Actual         Pro forma
                                                                             H1 2001         H1 2000
                                                                         --------------  --------------
                                                                            (pound)m        (pound)m
   Interest receivable                                                         7,400           7,059
   Interest payable                                                           (4,147)         (4,191)
                                                                         --------------  --------------
   Net interest income                                                         3,253           2,868
                                                                         --------------  --------------

                                                                         --------------  --------------
   Dividend income                                                                24              17
   Fees and commissions receivable                                             2,209           1,970
   Fees and commissions payable                                                 (459)           (394)
   Dealing profits                                                               689             574
   Other operating income                                                        505             489
                                                                         --------------  --------------
                                                                               2,968           2,656
   General insurance                                                     --------------  --------------
   -  earned premiums                                                            817             621
   -  reinsurance                                                               (216)           (171)
                                                                         --------------  --------------
                                                                                 601             450
                                                                         --------------  --------------
   Non-interest income                                                         3,569           3,106
                                                                         --------------  --------------

   Total income                                                                6,822           5,974
                                                                         --------------  --------------

   Administrative expenses                                               --------------  --------------
   -  staff costs                                                             (1,659)         (1,747)
   -  premises and equipment                                                    (404)           (425)
   -  other                                                                     (812)           (769)
   Depreciation on tangible fixed assets                                        (409)           (389)
                                                                         --------------  --------------
   Operating expenses                                                         (3,284)         (3,330)
                                                                         --------------  --------------
   Profit before other operating charges                                       3,538           2,644
   General insurance                                                     --------------  --------------
   -  gross claims                                                              (585)           (462)
   -  reinsurance                                                                167             139
                                                                         --------------  --------------
                                                                                (418)           (323)
                                                                         --------------  --------------
   Profit before provisions for bad and doubtful debts                         3,120           2,321
   Provisions for bad and doubtful debts                                        (367)           (284)
   Amounts written off fixed asset investments                                    (2)            (26)
                                                                         --------------  --------------
   Operating profit before goodwill amortisation and integration costs         2,751           2,011
   Goodwill amortisation                                                        (318)           (311)
   Integration costs                                                            (361)           (189)
                                                                         --------------  --------------
   Profit on ordinary activities before tax                                    2,072           1,511
   Tax on profit on ordinary activities                                         (746)           (548)
                                                                         --------------  --------------
   Profit on ordinary activities after tax                                     1,326             963
   Minority interests (including non-equity)                                     (44)            (22)
                                                                         --------------  --------------
   Profit after minority interests                                             1,282             941
   Preference dividends                                                         (178)           (162)
                                                                         --------------  --------------
   Profit attributable to ordinary shareholders                                1,104             779
                                                                         ==============  ==============

   Profit attributable to ordinary shareholders - UK GAAP                      1,104             779
   US GAAP adjustments (net)                                                     207             188
                                                                         --------------  --------------
   Net income available for ordinary shareholders - US GAAP                    1,311             967
                                                                         ==============  ==============

   Earnings per share - UK GAAP                                                41.1p           29.4p
                                                                         --------------  --------------

   Adjusted earnings per share - UK GAAP                                       62.6p           46.1p
                                                                         --------------  --------------

   Diluted earnings per share - UK GAAP                                        40.4p           29.0p
                                                                         --------------  --------------

   Earnings per share - US GAAP                                                48.8p           36.5p
                                                                         --------------  --------------

   Diluted earnings per share - US GAAP                                        47.9p           36.0p
                                                                         --------------  --------------
---------------------------------------------------------------------------------------------------------

Overview - pro forma basis

Profit before tax, goodwill amortisation and integration costs increased by 37%, (pound)740 million, from (pound)2,011 million to (pound)2,751 million.

Net interest income increased by 13%, (pound)385 million, to (pound)3,253 million. Good growth was achieved in both corporate and personal lending and deposits. Average interest-earning assets of the Group's banking business increased by 11%, including 17% growth in average loans and advances to customers. Net interest margin of the banking business was unchanged at 3.0%.

Non-interest income, excluding general insurance, grew by 12%, (pound)312 million, to (pound)2,968 million. Fees and commissions receivable increased by 12%, (pound)239 million, to (pound)2,209 million. Dealing profits were up by 20%, (pound)115 million, to (pound)689 million. Other operating income was (pound)505 million, an increase of 3%, (pound)16 million.

General insurance premium income, after reinsurance, increased by 34%, (pound)151 million, to (pound)601 million.

Total income increased by 14%, (pound)848 million, to (pound)6,822 million.

Operating expenses, excluding goodwill amortisation and integration costs, fell by 1%, (pound)46 million, to (pound)3,284 million. Staff expenses were down 5%, (pound)88 million to (pound)1,659 million. Staff numbers fell by 4%, 3,600 to 95,600. Other expenses were up 3%, (pound)42 million, to (pound)1,625 million.

Group cost:income ratio improved from 55.7% to 48.1%.

General insurance claims, after reinsurance, increased by 29%, (pound)95 million, to (pound)418 million.

Operating profit before provisions increased by 34%, (pound)799 million, to (pound)3,120 million.

Total provisions were up 19%, (pound)59 million to (pound)369 million. Within this, the charge for bad and doubtful debts was up (pound)83 million and amounts written off investments were down (pound)24 million. Total provisions for bad and doubtful debts amounted to (pound)3,226 million (30 June 2000:
(pound)3,066 million) equivalent to 80% (30 June 2000: 79%) of risk elements in lending.

Goodwill amortisation was (pound)318 million and relates primarily to the goodwill arising on the acquisition of NatWest which is being written off over 20 years.

Integration costs, which is expenditure incurred in respect of cost reduction and income enhancement targets related to the acquisition of NatWest, were (pound)361 million compared with (pound)189 million in the six months ended 30 June 2000.

The tax charge was (pound)746 million, equivalent to 36% of profit before tax of (pound)2,072 million. Adjusting for goodwill amortisation, the effective rate was 31%.

Profit attributable to ordinary shareholders, after tax, minority interests and preference dividends increased by 42%, (pound)325 million to (pound)1,104 million.

Earnings per share, adjusted for goodwill amortisation and integration costs, increased by 36%, from 46.1p to 62.6p.

Interim dividend, up 16% to 11.0p per ordinary share, is covered 5.4 times by earnings before goodwill amortisation and integration costs.

Group post-tax return on equity, excluding goodwill, increased from 35.8% to 43.3%.

Group total assets were (pound)341 billion at 30 June 2001, of which (pound)266 billion related to banking business and (pound)75 billion to trading business. Loans and advances to customers at 30 June 2001 were (pound)179 billion, up 15% from (pound)156 billion.

Capital ratios at 30 June 2001 were 7.2% (tier 1) and 11.4% (total).

Net interest income

-------------------------------------------------------------------------------------------------------------------------
                                                                                                           Pro forma
                                                                             H1 2001         H1 2000         H1 2000
                                                                             -------         -------         -------
                                                                            (pound)m        (pound)m        (pound)m
   Interest receivable                                                         7,400           5,641           7,059
   Interest payable                                                           (4,147)         (3,393)         (4,191)
                                                                         --------------- --------------  --------------
   Net interest income                                                         3,253           2,248           2,868
                                                                         --------------- --------------  --------------

   Average balances of banking business

   Loans and advances to customers                                           143,749          98,600         122,634
   Instalment credit and finance lease receivables                            15,821          11,669          15,785
   Loans and advances to banks                                                26,856          18,433          25,667
   Debt securities                                                            27,057          22,172          27,937
   Treasury and other eligible bills                                             258             453             597
                                                                         --------------- --------------  --------------
   Total interest-earning assets of banking business                         213,741         151,327         192,620
                                                                         --------------- --------------  --------------



   Customer accounts                                                         137,575          98,167         125,010
   Deposits by banks                                                          25,019          15,378          21,157
   Debt securities in issue                                                   28,144          20,853          24,197
   Loan capital                                                               10,528           7,477           9,890
   Internal funding of trading business                                      (17,903)         (8,097)        (12,200)
                                                                         --------------- --------------  --------------
   Total interest-bearing liabilities of banking business                    183,363         133,778         168,054
                                                                         --------------- --------------  --------------

   Net interest-free funds of banking business                                30,378          17,549          24,566
                                                                         --------------- --------------  --------------

                                                                                   %               %               %

   Gross yield on interest-earning assets of banking business                    6.9             7.5             7.3
   Cost of interest-bearing liabilities of banking business                     (4.5)           (5.1)           (5.0)
                                                                         --------------- --------------  --------------
   Interest spread of banking business                                           2.4             2.4             2.3
   Benefit from interest-free funds                                              0.6             0.6             0.7
                                                                         --------------- --------------  --------------
   Net interest margin of banking business                                       3.0             3.0             3.0
                                                                         --------------- --------------  --------------
-------------------------------------------------------------------------------------------------------------------------

Comparison with H1 2000 (including NatWest from date of acquisition, 6 March
2000)

Net interest income increased by 45%, (pound)1,005 million, to (pound)3,253 million reflecting the acquisition of NatWest and business growth.

Comparison with pro forma H1 2000

Net interest income increased by 13%, (pound)385 million, to (pound)3,253 million. Good growth was achieved in both corporate advances and personal lending and deposits. Average interest-earning assets of the Group's banking business increased by 11%, including a 17% growth in average loans and advances to customers. Net interest margin of the banking business was unchanged at 3.0%.

Changes in net interest income

-------------------------------------------------------------------------------------------------------------------------
                                                     H1 2001 over H1 2000*            H1 2001 over pro forma H1 2000
                                               -----------------------------------  -----------------------------------
                                                 Average     Average          Net     Average     Average         Net
                                                  volume        rate       change      volume        rate      change
                                                  ------        ----       ------      ------        ----      ------
                                                (pound)m    (pound)m     (pound)m    (pound)m    (pound)m    (pound)m
   Interest-earning assets
   Treasury and other eligible bills
     UK                                               (7)          2           (5)         (8)          3          (5)
     Overseas                                          1           -            1          (1)          -          (1)
   Loans and advances to banks
     UK                                              132         (52)          80          19         (53)        (34)
     Overseas                                        106         (15)          91          15         (16)         (1)
   Loans and advances to customers
     UK                                            1,371        (288)       1,083         603        (288)        315
     Overseas                                        286         (49)         237         175         (34)        141
   Instalment credit and finance lease
     receivables
     UK                                              172          (7)         165          17         (25)         (8)
     Overseas                                          1           4            5         (12)          6          (6)
   Debt securities
     UK                                               53         (36)          17         (73)        (31)       (104)
     Overseas                                         96         (11)          85          47          (3)         44
                                               ----------- -----------  ----------  ----------  ----------- -----------
                                                   2,211        (452)       1,759         782        (441)        341
                                               ----------- -----------  ----------  ----------  ----------- -----------
   Total interest receivable of banking
     business                                  ----------- -----------  ----------  ----------  ----------- -----------
     UK                                            1,721        (381)       1,340         558        (394)        164
     Overseas                                        490         (71)         419         224         (47)        177
                                               ----------- -----------  ----------  ----------  ----------- -----------
                                                   2,211        (452)       1,759         782        (441)        341
                                               ----------- -----------  ----------  ----------  ----------- -----------

   Interest-bearing liabilities
   Deposits by banks
     UK                                             (149)         10         (139)        (79)          3         (76)
     Overseas                                        (81)          9          (72)        (10)          3          (7)
   Customer accounts
     UK                                             (662)        263         (399)       (172)        264          92
     Overseas                                       (176)         16         (160)        (91)         20         (71)
   Debt securities in issue
     UK                                             (180)         82          (98)       (113)         80         (33)
     Overseas                                        (25)         15          (10)          1          18          19
   Loan capital
     UK                                             (106)         (2)        (108)        (27)          3         (24)
     Overseas                                         (1)          5            4           7           6          13
   Internal funding of trading business
     UK                                              193           4          197         108           1         109
     Overseas                                         32          (1)          31          23          (1)         22
                                               ----------- -----------  ----------  ----------  ----------- -----------
                                                  (1,155)        401         (754)       (353)        397          44
                                               ----------- -----------  ----------  ----------  ----------- -----------

   Total interest payable of banking business  ----------- -----------  ----------  ----------  ----------- -----------
     UK                                             (904)        357         (547)       (283)        351          68
     Overseas                                       (251)         44         (207)        (70)         46         (24)
                                               ----------- -----------  ----------  ----------  ----------- -----------
                                                  (1,155)        401         (754)       (353)        397          44
                                               ----------- -----------  ----------  ----------  ----------- -----------

   Movement in net interest income                 1,056         (51)       1,005         429         (44)        385
                                               ----------- -----------  ----------  ----------  ----------- -----------
-------------------------------------------------------------------------------------------------------------------------

* H1 2000 includes NatWest from the date of acquisition, 6 March 2000.

Note:
Interest receivable and interest payable on trading assets and liabilities are included in dealing profits.

Average balance sheet and interest rates

-------------------------------------------------------------------------------------------------------------------------
                                                            H1 2001                              H1 2000
                                               -----------------------------------  -----------------------------------
                                                 Average                   Average    Average                   Average
                                                 balance    Interest          rate    balance    Interest          rate
                                                 -------    --------          ----    -------    --------          ----
                                                (pound)m    (pound)m             %   (pound)m    (pound)m             %
   Assets
   Treasury and other eligible bills
     UK                                              174           5           5.7        423          10           4.7
     Overseas                                         84           2           4.8         30           1           6.7
   Loans and advances to banks
     UK                                           17,542         452           5.2     12,592         372           5.9
     Overseas                                      9,314         282           6.1      5,841         191           6.5
   Loans and advances to customers
     UK                                          117,689       4,259           7.2     80,344       3,176           7.9
     Overseas                                     26,060         945           7.3     18,256         708           7.8
   Instalment credit and finance lease
     receivables
     UK                                           14,311         596           8.3     10,186         431           8.5
     Overseas                                      1,510          52           6.9      1,483          47           6.3
   Debt securities
     UK                                           16,165         476           5.9     14,421         459           6.4
     Overseas                                     10,892         331           6.1      7,751         246           6.3
                                               ----------- -----------              ----------- -----------
   Total interest-earning assets
     -  banking business                         213,741       7,400           6.9    151,327       5,641           7.5
                                                           -----------                          -----------
     -  trading business *                        68,661                               35,686
                                               -----------                          -----------
   Total interest-earning assets                 282,402                              187,013
   Non-interest-earning assets                    59,280                               38,370
                                               -----------                          -----------
   Total assets                                  341,682                              225,383
                                               -----------                          -----------

   Percentage of assets applicable to
     overseas activities                           26.5%                                24.7%
                                               -----------                          -----------

   Liabilities
   Deposits by banks
     UK                                           17,191         388           4.5     10,609         249           4.7
     Overseas                                      7,828         205           5.2      4,769         133           5.6
   Customer accounts
     UK                                          112,250       2,318           4.1     81,444       1,919           4.7
     Overseas                                     25,325         521           4.1     16,723         361           4.3
   Debt securities in issue
     UK                                           19,887         528           5.3     13,459         430           6.4
     Overseas                                      8,257         228           5.5      7,394         218           5.9
   Loan capital
     UK                                           10,186         357           7.0      7,153         249           7.0
     Overseas                                        342          14           8.2        324          18          11.1
   Internal funding of trading business
     UK                                          (15,937)       (367)          4.6     (7,537)       (170)          4.5
     Overseas                                     (1,966)        (45)          4.6       (560)        (14)          5.0
                                               ----------- -----------              ----------- -----------
   Total interest-bearing liabilities
     -  banking business                         183,363       4,147           4.5    133,778       3,393           5.1
                                                           -----------                          -----------
     -  trading business *                        65,508                               33,561
                                               -----------                          -----------
   Total interest-bearing liabilities            248,871                              167,339
   Non-interest-bearing liabilities
     -  demand deposits                           24,363                               15,401
     -  other liabilities                         44,561                               26,680
   Shareholders' equity                           23,887                               15,963
                                               -----------                          -----------
   Total liabilities and shareholders' equity    341,682                              225,383
                                               -----------                          -----------

   Percentage of liabilities applicable to
     overseas activities                           25.4%                                24.0%
                                               -----------                          -----------
-------------------------------------------------------------------------------------------------------------------------

* Interest receivable and interest payable on trading assets and liabilities are included in dealing profits.

Average balance sheet and interest rates - comparison with pro forma H1 2000

-------------------------------------------------------------------------------------------------------------------------
                                                            H1 2001                         Pro forma H1 2000
                                               -----------------------------------  -----------------------------------
                                                 Average                   Average    Average                   Average
                                                 balance    Interest          rate    balance    Interest          rate
                                                 -------    --------          ----    -------    --------          ----
                                                (pound)m    (pound)m             %    (pound)m    (pound)m            %
   Assets
   Treasury and other eligible bills
     UK                                              174           5           5.7        461          10           4.3
     Overseas                                         84           2           4.8        136           3           4.4
   Loans and advances to banks
     UK                                           17,542         452           5.2     16,852         486           5.8
     Overseas                                      9,314         282           6.1      8,815         283           6.4
   Loans and advances to customers
     UK                                          117,689       4,259           7.2    101,362       3,944           7.8
     Overseas                                     26,060         945           7.3     21,272         804           7.6
   Instalment credit and finance lease
     receivables
     UK                                           14,311         596           8.3     13,902         604           8.7
     Overseas                                      1,510          52           6.9      1,883          58           6.2
   Debt securities
     UK                                           16,165         476           5.9     18,586         580           6.2
     Overseas                                     10,892         331           6.1      9,351         287           6.1
                                               ----------- -----------              ----------- -----------
   Total interest-earning assets
     -  banking business                         213,741       7,400           6.9    192,620       7,059           7.3
                                                           -----------                          -----------
     -  trading business *                        68,661                               53,617
                                               -----------                          -----------
   Total interest-earning assets                 282,402                              246,237
   Non-interest-earning assets                    59,280                               52,151
                                               -----------                          -----------
   Total assets                                  341,682                              298,388
                                               -----------                          -----------

   Percentage of assets applicable to
     overseas activities                           26.5%                                25.0%
                                               -----------                          -----------

   Liabilities
   Deposits by banks
     UK                                           17,191         388           4.5     13,724         312           4.5
     Overseas                                      7,828         205           5.2      7,433         198           5.3
   Customer accounts
     UK                                          112,250       2,318           4.1    104,426       2,410           4.6
     Overseas                                     25,325         521           4.1     20,584         450           4.4
   Debt securities in issue
     UK                                           19,887         528           5.3     15,899         495           6.2
     Overseas                                      8,257         228           5.5      8,298         247           6.0
   Loan capital
     UK                                           10,186         357           7.0      9,413         333           7.1
     Overseas                                        342          14           8.2        477          27          11.3
   Internal funding of trading business
     UK                                          (15,937)       (367)          4.6    (11,238)       (258)          4.6
     Overseas                                     (1,966)        (45)          4.6       (962)        (23)          4.8
                                               ----------- -----------              ----------- -----------
   Total interest-bearing liabilities
     -  banking business                         183,363       4,147           4.5    168,054       4,191           5.0
                                                           -----------                          -----------
     -  trading business *                        65,508                               50,405
                                               -----------                          -----------
   Total interest-bearing liabilities            248,871                              218,459
   Non-interest-bearing liabilities
     -  demand deposits                           24,363                               21,150
     -  other liabilities                         44,561                               36,705
   Shareholders' equity                           23,887                               22,074
                                               -----------                          -----------
   Total liabilities and shareholders' equity    341,682                              298,388
                                               -----------                          -----------

   Percentage of liabilities applicable to
     overseas activities                           25.4%                                24.5%
                                               -----------                          -----------
-------------------------------------------------------------------------------------------------------------------------

* Interest receivable and interest payable on trading assets and liabilities are included in dealing profits.

Average interest rates, yields, spreads and margins

----------------------------------------------------------------------------------------------------------
                                                                                            Pro forma
                                                              H1 2001         H1 2000         H1 2000
                                                              -------         -------         -------
                                                                    %               %               %
   The Group's base rate                                          5.6             5.9             5.9
   London inter-bank offered rate:
     three month sterling                                         5.5             6.2             6.2
     three month eurodollar                                       4.9             6.4             6.4

   Yields, spreads and margins of the banking business:

   Gross yield (1)
     Group                                                        6.9             7.5             7.3
     UK                                                           7.0             7.5             7.5
     Overseas                                                     6.7             7.2             6.9

   Interest spread (2)
     Group                                                        2.4             2.4             2.3
     UK                                                           2.5             2.4             2.5
     Overseas                                                     2.1             2.2             1.9

   Net interest margin (3)
     Group                                                        3.0             3.0             3.0
     UK                                                           3.1             3.0             3.1
     Overseas                                                     2.9             2.9             2.6
----------------------------------------------------------------------------------------------------------

Notes:

(1) Gross yield is the average interest rate earned on average interest-earning assets of the banking business.

(2) Interest spread is the difference between the gross yield and the average interest rate paid on average interest-bearing liabilities of the banking business.

(3) Net interest margin is net interest income of the banking business as a percentage of average interest-earning assets of the banking business.

Non-interest income

----------------------------------------------------------------------------------------------------
                                                                                      Pro forma
                                                        H1 2001         H1 2000         H1 2000
                                                        -------         -------         -------
                                                       (pound)m        (pound)m        (pound)m
   Dividend income                                           24              19              17

   Fees and commissions                              -------------- --------------  --------------
     Receivable                                           2,209           1,514           1,970
     Payable                                               (459)           (293)           (394)
                                                     -------------- --------------  --------------
   Net fees and commissions                               1,750           1,221           1,576
   Dealing profits                                          689             385             574
   Other operating income                                   505             353             489
                                                     -------------- --------------  --------------
                                                          2,968           1,978           2,656

   General insurance                                 -------------- --------------  --------------
     Earned premiums                                        817             621             621
     Reinsurance                                           (216)           (171)           (171)
                                                     -------------- --------------  --------------
   Net general insurance premium income                     601             450             450

                                                     -------------- --------------  --------------
   Non-interest income                                    3,569           2,428           3,106
                                                     -------------- --------------  --------------
----------------------------------------------------------------------------------------------------

Comparison with H1 2000 (including NatWest from date of acquisition, 6 March
2000)

Non-interest income excluding general insurance, grew by 50%, (pound)990 million, to (pound)2,968 million.

General insurance premium income, after reinsurance, increased by 34%, (pound)151 million to (pound)601 million.

Comparison with pro forma H1 2000

Non-interest income, excluding general insurance, grew by 12%, (pound)312 million, to (pound)2,968 million. Fees and commissions receivable increased by 12%, (pound)239 million, to (pound)2,209 million. Dealing profits were up by 20%, (pound)115 million, to (pound)689 million. Other operating income was (pound)505 million, an increase of 3%, (pound)16 million.

General insurance premium income, after reinsurance, increased by 34%, (pound)151 million to (pound)601 million.

Operating expenses

--------------------------------------------------------------------------------
                                                     H1 2001         H1 2000
                                                     -------         -------
                                                    (pound)m        (pound)m

   Administrative expenses                       --------------  --------------
      Staff costs *                                    1,882           1,427
      Premises and equipment *                           419             316
      Other *                                            915             648
                                                 --------------  --------------
                                                       3,216           2,391

   Depreciation and amortisation                 --------------  --------------
     Depreciation of tangible fixed assets *             429             331
     Goodwill amortisation                               318             208
                                                 --------------  --------------
                                                         747             539
                                                 --------------  --------------
   Operating expenses                                  3,963           2,930
                                                 --------------  --------------
--------------------------------------------------------------------------------

* Includes integration costs.

Comparison with H1 2000 (including NatWest from date of acquisition, 6 March
2000)

Operating expenses increased by (pound)1,033 million to (pound)3,963 million.

Goodwill amortisation was (pound)318 million and relates primarily to the goodwill arising on the acquisition of NatWest which is being written off over its estimated economic life of 20 years.

--------------------------------------------------------------------------------
                                                                   Pro forma
                                                     H1 2001         H1 2000
                                                     -------         -------
                                                    (pound)m        (pound)m

   Administrative expenses                       --------------  --------------
      Staff costs                                      1,659           1,747
      Premises and equipment                             404             425
      Other                                              812             769
                                                 --------------  --------------
   Total administrative expenses                       2,875           2,941
   Depreciation of tangible fixed assets                 409             389
                                                 --------------  --------------
   Operating expenses                                  3,284           3,330
                                                 --------------  --------------
--------------------------------------------------------------------------------

Comparison with pro forma H1 2000

Operating expenses, excluding goodwill amortisation and integration costs, fell by 1%, (pound)46 million to (pound)3,284 million. Staff expenses were down 5%, (pound)88 million to (pound)1,659 million. Staff numbers fell by 4%, 3,600 to 95,600. Other expenses were up 3%, (pound)42 million to (pound)1,625 million.

General insurance claims

--------------------------------------------------------------------------------
                                                     H1 2001         H1 2000
                                                     -------         -------
                                                    (pound)m        (pound)m

                                                 --------------  --------------
   Gross claims                                          585             462
   Reinsurance                                          (167)           (139)
                                                 --------------  --------------
   General insurance claims - net                        418             323
                                                 --------------  --------------

--------------------------------------------------------------------------------

General insurance claims, after reinsurance, increased by 29%, (pound)95 million to (pound)418 million.

Employee numbers

--------------------------------------------------------------------------------
                                                            30 June
                                                 ------------------------------
                                                        2001            2000
                                                        ----            ----

   Corporate Banking and Financial Markets            13,100          13,700
   Retail Banking                                     29,300          31,800
   Retail Direct                                       6,000           6,400
   Manufacturing                                      19,300          19,900
   Wealth Management                                   6,800           6,800
   Direct Line Insurance Group                         7,500           6,400
   Ulster Bank                                         4,700           4,800
   Citizens                                            7,300           7,500
   Centre                                              1,600           1,900
                                                 --------------  --------------
                                                      95,600          99,200
                                                 --------------  --------------
--------------------------------------------------------------------------------

Staff numbers declined from 99,200 to 95,600 mainly as a result of integration savings.

Provisions

------------------------------------------------------------------------------------------------------------
                                                                                              Pro forma
                                                                H1 2001         H1 2000         H1 2000
                                                                -------         -------         -------
   Provisions for bad and doubtful debts                       (pound)m        (pound)m        (pound)m

   Specific provisions against lending to customers         --------------- --------------  --------------
     Corporate Banking and Financial Markets                        127              59              81
     Retail Banking                                                  83              61              68
     Retail Direct                                                  120              83             102
     Wealth Management                                               (4)             (3)             (3)
     Ulster Bank                                                      8               3               6
     Citizens                                                        28              15              15
     Central items                                                   (2)              4               4
                                                            --------------- --------------  --------------
                                                                    360             222             273
   General provisions                                                 7              10              11
                                                            --------------- --------------  --------------
   Total charge against profit                                      367             232             284
                                                            --------------- --------------  --------------

   Amounts written off fixed asset investments
   Amounts written off                                                2              25              26
                                                            --------------- --------------  --------------

   Total provisions                                                 369             257             310
                                                            --------------- --------------  --------------
------------------------------------------------------------------------------------------------------------

Comparison with H1 2000 (including NatWest from date of acquisition, 6 March
2000)

Total provisions were up 44%, (pound)112 million, to (pound)369 million primarily reflecting the acquisition of NatWest and growth in lending.

Comparison with pro forma H1 2000

Total provisions were up 19%, (pound)59 million, to (pound)369 million. Within this, the charge for bad and doubtful debts was up (pound)83 million and amounts written off investments were down (pound)24 million. Total provisions for bad and doubtful debts amounted to (pound)3,226 million (30 June 2000:
(pound)3,066 million) equivalent to 80% (30 June 2000: 79%) of risk elements in lending.

Taxation

--------------------------------------------------------------------------------------------------------------------
                                                                                                      Pro forma
                                                                        H1 2001         H1 2000         H1 2000
                                                                        -------         -------         -------
                                                                       (pound)m        (pound)m        (pound)m
   Tax on profit before goodwill amortisation and integration costs         847             460             604
   Tax relief on goodwill amortisation and integration costs               (101)            (46)            (56)
                                                                    --------------- --------------  --------------
                                                                            746             414             548
                                                                    --------------- --------------  --------------
--------------------------------------------------------------------------------------------------------------------

The tax charge of (pound)746 million was equivalent to 36% of pre-tax profit, is higher than the standard UK tax of 30% mainly due to goodwill amortisation, which is not allowable for UK. The effective rate, excluding goodwill, in H1 2000 was 30%.


Earnings per share

-------------------------------------------------------------------------------------------------------------------------
                                                                                                           Pro forma
                                                                             H1 2001         H1 2000         H1 2000
                                                                             -------         -------         -------
                                                                            (pound)m        (pound)m        (pound)m
   Earnings:
   Profit attributable to ordinary shareholders                                1,104             606             779
                                                                         --------------- --------------  --------------

                                                                                  Number of shares - millions
                                                                         ----------------------------------------------
   Weighted average number of ordinary shares:
   In issue during the period                                                  2,687           2,015           2,652
   Effect of dilutive share options and convertible non-equity shares             48              25              35
                                                                         --------------- --------------  --------------
   In issue during the period - diluted                                        2,735           2,040           2,687
                                                                         --------------- --------------  --------------

   Basic earnings per ordinary share                                           41.1p           30.1p           29.4p
   Goodwill amortisation                                                       11.6p           10.2p           11.6p
   Integration costs                                                            9.9p            5.6p            5.1p
                                                                         --------------- --------------  --------------
   Adjusted earnings per ordinary share                                        62.6p           45.9p           46.1p
                                                                         --------------- --------------  --------------

   Diluted earnings per ordinary share                                         40.4p           29.7p           29.0p
                                                                         --------------- --------------  --------------
-------------------------------------------------------------------------------------------------------------------------

Adjusted earnings are calculated by adjusting the profit attributable to ordinary shareholders for the after tax effect of goodwill amortisation, integration costs and profit or losses on disposal of businesses.

Divisional analysis

As noted on page 6, the acquisition of NatWest in 2000 had a significant effect on the Group's financial position. In the divisional analysis below, we have compared the six months ended 30 June 2001 with the pro forma results for the six months ended 30 June 2000, except for divisions which were unaffected by the acquisition of NatWest, namely Direct Line Insurance Group and Citizens, where the actual and pro forma results for H1 2000 are the same. As stated on page 6, the pro forma results assume that the acquisition of NatWest occurred on 1 January 1999.

The results of each division before goodwill amortisation and integration costs are detailed below.

----------------------------------------------------------------------------------------------------------------
                                                                                                  Pro forma
                                                                                    H1 2001         H1 2000
                                                                                    -------         -------
                                                                                   (pound)m        (pound)m
   Corporate Banking and Financial Markets                                            1,505           1,337
   Retail Banking                                                                     1,377           1,202
   Retail Direct                                                                        241             177
                                                                                --------------  --------------
   Contribution before manufacturing costs                                            3,123           2,716
   Manufacturing                                                                       (778)           (859)
                                                                                --------------  --------------
   Operating profit                                                                   2,345           1,857
   Wealth Management                                                                    234             200
   Direct Line Insurance Group                                                          112              76
   Ulster Bank                                                                          119              96
   Citizens                                                                             233             167
   Central items                                                                       (292)           (385)
                                                                                --------------  --------------
   Group operating profit before goodwill amortisation and integration costs          2,751           2,011
   Goodwill amortisation                                                               (318)           (311)
   Integration costs                                                                   (361)           (189)
                                                                                --------------  --------------
   Group profit before tax                                                            2,072           1,511
                                                                                --------------  --------------
----------------------------------------------------------------------------------------------------------------

Corporate Banking and Financial Markets

-------------------------------------------------------------------------------------------
                                                                             Pro forma
                                                               H1 2001         H1 2000
                                                               -------         -------
                                                              (pound)m        (pound)m
   Net interest income                                             994             885
   Non-interest income                                           1,525           1,398
                                                           --------------  --------------
   Total income                                                  2,519           2,283
   Direct expenses
                                                           --------------  --------------
   -  staff costs                                                 (547)           (499)
   -  other                                                       (149)           (150)
   -  operating lease depreciation                                (188)           (188)
                                                           --------------  --------------
                                                                  (884)           (837)
                                                           --------------  --------------
   Contribution before provisions                                1,635           1,446
   Provisions                                                     (130)           (109)
                                                           --------------  --------------
   Contribution                                                  1,505           1,337
                                                           --------------  --------------

   Direct cost:income ratio (%)                                   35.1            36.7
   Total assets ((pound)bn)                                      205.8           186.2
   Loans and advances to customers (gross) ((pound)bn)            92.5            81.2

   Employees at period end:
   -  permanent                                                 12,300          13,000
   -  temporary                                                    800             700
                                                           --------------  --------------
   -  total                                                     13,100          13,700
                                                           --------------  --------------
-------------------------------------------------------------------------------------------

Contribution was up 13%, (pound)168 million to (pound)1,505 million.

Total income was up 10%, (pound)236 million to (pound)2,519 million. Net interest income was up 12%, (pound)109 million to (pound)994 million, mainly reflecting growth in lending.

Non-interest income was up 9%, (pound)127 million to (pound)1,525 million reflecting strong results from Financial Markets. Increased fees receivable in Corporate Banking and higher dealing profits in Financial Markets were partly offset by a reduced contribution from the Private Equity business.

Direct expenses, were up 6%, (pound)47 million to (pound)884 million, primarily due to higher performance related bonuses in Financial Markets reflecting higher income. Staff numbers fell by 4%, 600, to 13,100. The direct cost:income ratio improved from 36.7% to 35.1%.

Provisions were up 19%, (pound)21 million to (pound)130 million, with an increase in provisions for bad debts, reflecting growth in lending and a relatively low level of specific provision in the first half of 2000 being offset by a reduction in the amounts written off investments.

Retail Banking

-------------------------------------------------------------------------------------------
                                                                             Pro forma
                                                               H1 2001         H1 2000
                                                               -------         -------
                                                              (pound)m        (pound)m
   Net interest income                                           1,280           1,180
   Non-interest income                                             609             546
                                                           --------------  --------------
   Total income                                                  1,889           1,726
   Direct expenses
                                                           --------------  --------------
   -  staff costs                                                 (339)           (371)
   -  other                                                        (89)            (85)
                                                           --------------  --------------
                                                                  (428)           (456)
                                                           --------------  --------------
   Contribution before provisions                                1,461           1,270
   Provisions for bad and doubtful debts                           (84)            (68)
                                                           --------------  --------------
   Contribution                                                  1,377           1,202
                                                           --------------  --------------


   Direct cost:income ratio (%)                                   22.7            26.4
   Total assets ((pound)bn)                                       59.2            53.8
   Loans and advances to customers (gross) ((pound)bn)            46.0            41.1

   Employees at period end:
   -  permanent                                                 27,900          30,300
   -  temporary                                                  1,400           1,500
                                                           --------------  --------------
   -  total                                                     29,300          31,800
                                                           --------------  --------------
-------------------------------------------------------------------------------------------

Contribution before integration costs increased by 15%, (pound)175 million to (pound)1,377 million.

Total income was up 9%, (pound)163 million to (pound)1,889 million. Net interest income was 8%, (pound)100 million higher at (pound)1,280 million, reflecting strong volume growth. Loans to customers, excluding mortgages, were up 18% to (pound)19 billion. Mortgage lending grew by 8%, to (pound)27 billion. Average deposits were 7%, (pound)3.2 billion higher. The account base continues to grow in both banks, with increased market share of current accounts. NatWest maintained its market leading position for small business relationships.

Non-interest income increased by 12%, (pound)63 million to (pound)609 million, resulting from growth in packaged accounts, up 48% to 1.8 million accounts, together with benefits from integration initiatives.

Direct expenses at (pound)428 million were down 6%, (pound)28 million as a result of integration savings. Staff numbers were down 8%, 2,500, to 29,300. The increase in staff numbers since 31 December 2000 reflects business growth and the higher number of temporary staff working on integration projects. The direct cost:income ratio improved from 26.4% to 22.7%.

Provisions for bad and doubtful debts were up 24%, (pound)16 million to (pound)84 million, reflecting growth in lending.

Retail Direct

--------------------------------------------------------------------------------------
                                                                        Pro forma
                                                          H1 2001         H1 2000
                                                          -------         -------
                                                         (pound)m        (pound)m
   Net interest income                                        319             256
   Non-interest income                                        317             265
                                                      --------------  --------------
   Total income                                               636             521
   Direct expenses
                                                      --------------  --------------
   -  staff costs                                             (79)            (83)
   -  other                                                  (192)           (155)
                                                      --------------  --------------
                                                             (271)           (238)
                                                      --------------  --------------
   Contribution before provisions                             365             283
   Provisions for bad and doubtful debts                     (124)           (106)
                                                      --------------  --------------
   Contribution                                               241             177
                                                      --------------  --------------

   Direct cost:income ratio (%)                              42.6            45.7
   Total assets ((pound)bn)                                  15.7            13.3
   Loans and advances to customers (gross)(pound)bn)         15.5            12.7

   Employees at period end:
   -  permanent                                             5,300           5,700
   -  temporary                                               700             700
                                                      --------------  --------------
   -  total                                                 6,000           6,400
                                                      --------------  --------------
--------------------------------------------------------------------------------------

Contribution rose by 36%, (pound)64 million to (pound)241 million.

Total income was up 22%, (pound)115 million to (pound)636 million driven by strong performances in Cards and Tesco Personal Finance ("TPF"). Net interest income was up 25%, (pound)63 million to (pound)319 million, reflecting higher average cards balances, up 11% to (pound)7.2 billion. The total number of cards in issue grew by 10% to 13.1 million. In Virgin Direct Personal Finance mortgage balances were up 91% to (pound)3.0 billion.

Non-interest income increased 20%, (pound)52 million to (pound)317 million, primarily as a result of increased revenues from retailers and higher interchange income. Non-interest income in TPF grew by 96%, driven by increased volumes, particularly ATM and motor insurance income.

Direct expenses at (pound)271 million were 14%, (pound)33 million higher, as a result of increased business volumes and marketing activity, partly offset by lower staff costs due to reduced staff numbers. The direct cost:income ratio improved from 45.7% to 42.6%.

Provisions for bad and doubtful debts increased by 17%, (pound)18 million to (pound)124 million, due to the increase in lending.

Manufacturing

-------------------------------------------------------------------------------
                                                                 Pro forma
                                                   H1 2001         H1 2000
                                                   -------         -------
                                                  (pound)m        (pound)m

   Staff costs                                        (194)           (274)
   Other costs                                        (584)           (585)
                                               --------------  --------------
   Total manufacturing costs                          (778)           (859)
                                               --------------  --------------

   Analysis:
   Group Technology                                   (299)           (401)
   Property                                           (255)           (239)
   Customer support and other operations              (224)           (219)
                                               --------------  --------------
                                                      (778)           (859)
                                               --------------  --------------

   Employees at period end:
   -  permanent                                     16,500          17,900
   -  temporary                                      2,800           2,000
                                               --------------  --------------
   -  total                                         19,300          19,900
                                               --------------  --------------
-------------------------------------------------------------------------------

Total manufacturing costs of (pound)778 million, were 9%, (pound)81 million lower. The reduction reflects integration savings. In particular, technology costs were down 25%, (pound)102 million, as de-duplication initiatives have taken effect. Costs of customer support and other operations increased by 2%, (pound)5 million due to business growth and the realignment of activities to enhance customer service, particularly in telephony and branch support. Notwithstanding an increase in the number of staff working on integration initiatives, staff numbers fell by 3%, 600 to 19,300.

Wealth Management

-----------------------------------------------------------------------------------------
                                                                           Pro forma
                                                             H1 2001         H1 2000
                                                             -------         -------
                                                            (pound)m        (pound)m
   Net interest income                                           231             204
   Non-interest income                                           241             237
                                                         --------------  --------------
   Total income                                                  472             441
   Expenses
                                                         --------------  --------------
   -  staff costs                                               (150)           (153)
   -  other                                                      (92)            (91)
                                                         --------------  --------------
                                                                (242)           (244)
                                                         --------------  --------------
   Profit before provisions                                      230             197
   Net release of provisions for bad and doubtful debts            4               3
                                                         --------------  --------------
   Profit before integration costs                               234             200
                                                         --------------  --------------

   Direct cost:income ratio (%)                                 51.3            55.3
   Total assets ((pound)bn)                                     12.1            10.2

   Employees at period end:
   -  permanent                                                6,200           6,200
   -  temporary                                                  600             600
                                                         --------------  --------------
   -  total                                                    6,800           6,800
                                                         --------------  --------------
-----------------------------------------------------------------------------------------

Profit before integration costs increased by 17%, (pound)34 million to (pound)234 million.

Total income was up 7%, (pound)31 million to (pound)472 million. Net interest income grew by 13%, (pound)27 million to (pound)231 million, driven largely by higher deposits as customers moved out of equity investments, and a higher volume of lending, principally in offshore banking.

Non-interest income increased 2%, (pound)4 million to (pound)241 million. The decline in equity market values and the consequent effect on fees earned on assets under management constrained income growth.

Expenses were 1%, (pound)2 million lower at (pound)242 million. The cost:income ratio improved from 55.3% to 51.3%.

There was a net release of provisions for bad and doubtful debts of(pound)4 million (H1 2000: release of(pound)3 million).

Direct Line Insurance Group

------------------------------------------------------------------------------------------------
                                                                                     Actual
                                                                    H1 2001         H1 2000
                                                                    -------         -------
                                                                   (pound)m        (pound)m
   Earned premiums                                                      817             621
   Reinsurers' share                                                   (216)           (171)
                                                                --------------  --------------
   Insurance premium income                                             601             450
   Net interest income                                                   60              43
   Non-interest income                                                   18              37
                                                                --------------  --------------
   Total income                                                         679             530

   Expenses                                                     --------------  --------------
   - staff costs                                                        (68)            (58)
   - other                                                              (81)            (73)
                                                                --------------  --------------
                                                                       (149)           (131)
                                                                --------------  --------------
   Gross claims                                                        (585)           (462)
   Reinsurers' share                                                    167             139
                                                                --------------  --------------
                                                                       (418)           (323)
                                                                --------------  --------------
   Profit before goodwill amortisation and integration costs            112              76
                                                                --------------  --------------

   In-force policies (000)
   - Motor                                                            3,617           2,939
   - Home                                                             1,143           1,036

   Combined operating ratio (%)                                        87.0            86.6
   Total assets ((pound)bn)                                             2.9             2.2
   Insurance reserves ((pound)m)                                      1,336           1,226

   Employees at period end:
   -  permanent                                                       7,300           6,300
   -  temporary                                                         200             100
                                                                --------------  --------------
   -  total                                                           7,500           6,400
                                                                --------------  --------------
------------------------------------------------------------------------------------------------

Profit before goodwill amortisation and integration costs increased by 47%, (pound)36 million to (pound)112 million.

Total income was up 28%, (pound)149 million to (pound)679 million. Earned premiums grew strongly, up 32%, (pound)196 million to (pound)817 million due to increased policy numbers and higher average premiums. Gross claims were up 27%, (pound)123 million at (pound)585 million with continued lower claims experience being offset by the larger number of in-force policies. Net premium income increased by 34%, (pound)151 million to (pound)601 million and net claims rose 29%, (pound)95 million to (pound)418 million.

Non-interest income fell as a result of increased commissions payable and a reduction in investment gains.

Expenses were up 14%, (pound)18 million to (pound)149 million reflecting business expansion including the costs of establishing overseas operations.

Motor in-force policies increased by 23% and home in-force policies were up
10%.

Ulster Bank

--------------------------------------------------------------------------------
                                                                  Pro forma
                                                    H1 2001         H1 2000
                                                    -------         -------
                                                   (pound)m        (pound)m

   Net interest income                                  166             139
   Non-interest income                                   89              88
                                                --------------  --------------
   Total income                                         255             227
   Expenses
                                                --------------  --------------
   - staff costs                                        (70)            (70)
   - other                                              (56)            (50)
                                                --------------  --------------
                                                       (126)           (120)
                                                --------------  --------------
   Profit before provisions                             129             107
   Provisions for bad and doubtful debts                (10)            (11)
                                                --------------  --------------
   Profit before integration costs                      119              96
                                                --------------  --------------

   Cost:income ratio (%)                               49.4            52.9
   Total assets ((pound)bn)                            12.2            11.1

   Employees at period end:
   -  permanent                                       4,300           4,500
   -  temporary                                         400             300
                                                --------------  --------------
   -  total                                           4,700           4,800
                                                --------------  --------------

   Average exchange rate -(euro)/(pound)              1.605           1.635
   Spot exchange rate -(euro)/(pound)                 1.660           1.581
--------------------------------------------------------------------------------

Profit before integration costs of (pound)119 million was 24%, (pound)23 million higher. At constant exchange rates profit before integration costs rose by 23%, (pound)22 million.

Total income increased by 12%, (pound)28 million to (pound)255 million. Net interest income rose by 19%, (pound)27 million to (pound)166 million reflecting strong volume growth in customer loans and deposits. Average loans and advances to customers increased by 19%.

Non-interest income was up (pound)1 million to (pound)89 million, with an increase in dealing profits being offset by a reduction in fees and commissions.

Expenses rose by 5%, (pound)6 million to (pound)126 million due mainly to additional depreciation on property and equipment and operating lease assets and costs related to the preparation for the introduction of euro notes and coins. The cost:income ratio improved from 52.9% to 49.4%.

Provisions for bad and doubtful debts were down (pound)1 million to (pound)10 million.

Citizens

------------------------------------------------------------------------------
                                                                   Actual
                                                  H1 2001         H1 2000
                                                  -------         -------
                                                 (pound)m        (pound)m

   Net interest income                                370             317
   Non-interest income                                147             111
                                              --------------  --------------
   Total income                                       517             428

   Expenses                                   --------------  --------------
   - staff costs                                     (146)           (141)
   - other                                           (110)           (105)
                                              --------------  --------------
                                                     (256)           (246)
                                              --------------  --------------
   Profit before provisions                           261             182
   Provisions for bad and doubtful debts              (28)            (15)
                                              --------------  --------------
   Profit before goodwill amortisation                233             167
                                              --------------  --------------

   Cost:income ratio (%)                             49.5            57.5
   Total assets ((pound)bn)                          22.6            19.6

   Employees at period end:
   -  permanent                                     7,200           7,300
   -  temporary                                       100             200
                                              --------------  --------------
   -  total                                         7,300           7,500
                                              --------------  --------------

   Average exchange rate - US$/(pound)              1.440           1.569
   Spot exchange rate - US$/(pound)                 1.405           1.515
------------------------------------------------------------------------------

Profit before goodwill amortisation was up 40%, (pound)66 million to (pound)233 million reflecting strong organic growth and exchange rate movements. At constant exchange rates the increase was 28%, (pound)51 million.

Net interest income rose by 17%, (pound)53 million to (pound)370 million mainly due to deposit growth, partially offset by a slight reduction in interest spread. Non-interest income was up 32%, (pound)36 million to (pound)147 million reflecting growth in deposit service charges, mortgage banking and ATM and debit card income.

Expenses at (pound)256 million were 4%, (pound)10 million higher due to exchange rate movements. The cost:income ratio improved from 57.5% to 49.5%.

Provisions for bad and doubtful debts were (pound)28 million compared with (pound)15 million in 2000 reflecting growth in customer lending and the economic environment in the US.

Central items

---------------------------------------------------------------------------------------------
                                                                               Pro forma
                                                                 H1 2001         H1 2000
                                                                 -------         -------
                                                                (pound)m        (pound)m
   Funding costs                                                    (102)           (105)

   Central department costs                                  --------------  --------------
   - staff costs                                                     (48)            (65)
   - other                                                           (37)            (63)
                                                             --------------  --------------
                                                                     (85)           (128)
   Other corporate items - net                                      (105)           (152)
                                                             --------------  --------------
   Loss before goodwill amortisation and integration costs          (292)           (385)
                                                             --------------  --------------

   Employees at period end:
   -  permanent                                                    1,400           1,700
   -  temporary                                                      200             200
                                                             --------------  --------------
   -  total                                                        1,600           1,900
                                                             --------------  --------------
---------------------------------------------------------------------------------------------

The loss before goodwill amortisation and integration costs reduced by (pound)93 million to (pound)292 million. The first half of 2000 included (pound)44 million of expenses relating to Citizens' acquisition of UST in January 2000.

Staff numbers at 1,600 were 16%, 300 lower reflecting integration savings.

Summarised consolidated balance sheet

-------------------------------------------------------------------------------------------------------------------------
                                                                                                              Audited
                                                                          30 June           30 June       31 December
                                                                             2001              2000             2000
                                                                             ----              ----             ----
                                                                         (pound)m          (pound)m         (pound)m
   Assets
   Cash and balances at central banks and items in the course of
     collection from other banks                                            6,438             6,449            6,010
   Treasury bills and other eligible bills                                  3,882             5,332            3,316
   Loans and advances to banks                                             39,748            37,324           32,061
   Loans and advances to customers                                        179,389           156,292          168,076
   Debt securities and equity shares                                       55,330            54,297           59,342
   Intangible fixed assets                                                 11,821            12,121           12,080
   Other assets                                                            33,926            24,132           28,420
                                                                      --------------    --------------   --------------
                                                                          330,534           295,947          309,305
   Long-term assurance assets attributable to policyholders                10,344            10,258           10,699
                                                                      --------------    --------------   --------------
   Total assets                                                           340,878           306,205          320,004
                                                                      --------------    --------------   --------------
   Liabilities
   Deposits by banks and items in the course of transmission to
     other banks                                                           37,478            35,472           36,837
   Customer accounts                                                      180,964           166,221          177,302
   Debt securities in issue                                                29,847            23,614           19,407
   Other liabilities                                                       46,296            37,348           41,661
   Subordinated liabilities                                                10,659            10,092           10,436
   Minority interests                                                         603               759              546
   Shareholders' funds including non-equity interests                      24,687            22,441           23,116
                                                                      --------------    --------------   --------------
                                                                          330,534           295,947          309,305
   Long-term assurance liabilities to policyholders                        10,344            10,258           10,699
                                                                      --------------    --------------   --------------
   Total liabilities                                                      340,878           306,205          320,004
                                                                      --------------    --------------   --------------

   Contingent liabilities and commitments                                 115,343            99,699          105,102
                                                                      --------------    --------------   --------------
-------------------------------------------------------------------------------------------------------------------------

Analysis of repurchase agreements

-------------------------------------------------------------------------------------------------------------------------
                                                                                                             Audited
                                                                          30 June           30 June      31 December
                                                                             2001              2000             2000
                                                                             ----              ----             ----
                                                                         (pound)m          (pound)m         (pound)m
   Reverse repurchase agreements and stock borrowing

   Loans and advances to banks                                             15,285            14,703           10,536
   Loans and advances to customers                                         14,593            13,678           13,700
                                                                      --------------    --------------   --------------
                                                                           29,878            28,381           24,236
                                                                      --------------    --------------   --------------

   Repurchase agreements and stock lending

   Deposits by banks                                                       10,596             8,674            6,474
   Customer accounts                                                       15,665            15,772           19,721
                                                                      --------------    --------------   --------------
                                                                           26,261            24,446           26,195
                                                                      --------------    --------------   --------------
-------------------------------------------------------------------------------------------------------------------------

Overview - summarised consolidated balance sheet

Total assets at (pound)340.9 billion grew by (pound)20.9 billion, 7%, in the six months ended 30 June 2001. Comparison between 30 June 2001 and 31 December 2000 are set out below.

Cash and balances at central banks and items in the course of collection were up (pound)0.4 billion, 7%, at (pound)6.4 billion.

Treasury bills and other eligible bills increased by (pound)0.6 billion, 17% to (pound)3.9 billion.

Loans and advances to banks rose (pound)7.7 billion, 24% to (pound)39.7 billion reflecting increased reverse repurchase agreements, up (pound)4.7 billion, 45%, to (pound)15.3 billion, and growth in bank placings, up (pound)3.0bn, 14% to (pound)24.5 billion.

Loans and advances to customers were up (pound)11.3 billion, 7% to (pound)179.4 billion. Excluding reverse repurchase agreements and stock borrowing, lending increased by (pound)10.4 billion, 7%, to (pound)164.8 billion. Customer lending increased across all divisions.

Debt securities and equity shares decreased (pound)4.0 billion, 7% to (pound)55.3 billion, primarily reflecting a switch to bank placings.

Intangible fixed assets decreased by (pound)0.3 billion, 2% to (pound)11.8 billion mainly due to goodwill amortisation.

Other assets rose by (pound)5.5 billion, 19% to (pound)33.9 billion, largely reflecting increased settlement balances and growth in tangible fixed assets, up (pound)0.8 billion due mainly to increased operating lease assets.

Deposits by banks and items in the course of transmission increased by (pound)0.6 billion, 2%, to (pound)37.5 billion. Growth in repurchase agreements and stock lending of (pound)4.1 billion, 64%, to (pound)10.6 billion were largely offset by a decline in inter-bank deposits.

Customer accounts were up (pound)3.7 billion, 2%, at (pound)181.0 billion. Excluding reverse repurchase agreements and stock lending, deposits rose (pound)7.7 billion, 5%, to (pound)165.3 billion with growth across all divisions.

Debt securities in issue were up (pound)10.4 billion, 54%, at (pound)29.8 billion primarily to meet the Group's funding requirements.

Other liabilities increased by (pound)4.6 billion, 11% to (pound)46.3 billion primarily reflecting higher settlement balances and short positions, partially offset by a decrease in the mark-to-market value of derivatives.

Subordinated liabilities were up (pound)0.2 billion, 2% to (pound)10.7 billion mainly as a result of exchange rate movements. New euro denominated and US$ denominated issues of (pound)0.7 billion were largely offset by maturing US$ denominated loan capital.

Shareholders' funds were up (pound)1.6 billion, 7% to (pound)24.7 billion principally due to retentions of (pound)0.8 billion and ordinary and preference share capital issues amounting to (pound)0.7 billion.

Analysis of loans and advances to customers by geographical area and type of customer

The following table analyses loans (including instalment credit and finance lease receivables) by geographical area and type of customer.

------------------------------------------------------------------------------------------------------------------------
   Net loans and advances to customers                                   30 June           30 June       31 December
                                                                            2001              2000             2000
                                                                            ----              ----             ----
                                                                        (pound)m          (pound)m         (pound)m

   UK                                                                --------------    --------------   ---------------
   Central and local government                                            1,543             1,897            1,957
   Manufacturing                                                           6,655             6,549            6,806
   Construction                                                            2,931             2,439            2,615
   Finance                                                                10,801            10,346            9,944
   Service industries                                                     16,742            16,919           17,242
   Agriculture, forestry and fishing                                       2,362             2,425            2,373
   Property                                                               10,516             9,874           10,415
   Business and other services                                             4,094             3,710            3,661
   Individuals  -home mortgages                                           34,362            30,621           32,600
                -other                                                    19,438            16,137           17,881
   Instalment credit and other loans                                       5,174             5,055            4,929
   Finance leases                                                          5,966             5,891            5,887
                                                                     --------------    --------------   ---------------
                                                                         120,584           111,863          116,310

   Overseas residents                                                     24,111            16,071           19,257
                                                                     --------------    --------------   ---------------
   Total UK offices                                                      144,695           127,934          135,567

   Overseas
                                                                     --------------    --------------   ---------------
   USA                                                                    25,881            18,935           23,050
   Rest of the World                                                      12,039            12,489           12,598
                                                                     --------------    --------------   ---------------
   Total overseas offices                                                 37,920            31,424           35,648
                                                                     --------------    --------------   ---------------

   Gross loans and advances to customers                                 182,615           159,358          171,215
   Less: Provisions for bad and doubtful debts *                          (3,226)           (3,066)          (3,139)
                                                                     --------------    --------------   ---------------
   Net loans and advances to customers                                   179,389           156,292          168,076
                                                                     --------------    --------------   ---------------

   Gross loans and advances to customers                                 182,615           159,358          171,215
   Less: Reverse repurchase agreements and stock borrowing               (14,593)          (13,678)         (13,700)
                                                                     --------------    --------------   ---------------
                                                                         168,022           145,680          157,515
                                                                     --------------    --------------   ---------------
------------------------------------------------------------------------------------------------------------------------

* excluding provisions for bad and doubtful debts in respect of banks of (pound)10 million (30 June 2000:(pound)8 million; 31 December 2000:(pound)14 million).

Provisions for bad and doubtful debts

-------------------------------------------------------------------------------------------------------------------------
                                                                            Six months ended 30 June
                                                          -------------------------------------------------------------
                                                                      2001                           2000
                                                          ------------------------------ ------------------------------
                                                             Specific        General        Specific         General
                                                             --------        -------        --------         -------
                                                             (pound)m       (pound)m        (pound)m        (pound)m

   Provisions at 1 January                                -------------- --------------- --------------  --------------
     Domestic                                                   2,034            336             416              68
     Foreign                                                      551            232             227             105
                                                          -------------- --------------- --------------  --------------
                                                                2,585            568             643             173
                                                          ------------------------------ ------------------------------
                                                                      3,153                          816

   Currency translation and other adjustments             -------------- --------------- --------------  --------------
     Domestic                                                       1              -              10               -
     Foreign                                                       24              9              17               9
                                                          -------------- --------------- --------------  --------------
                                                                   25              9              27               9

   Acquisitions during the period (1)                     -------------- --------------- --------------  --------------
     Domestic                                                       -              -           1,457             277
     Foreign                                                        -              -             346             117
                                                          -------------- --------------- --------------  --------------
                                                                    -              -           1,803             394

   Amounts written-off                                    --------------                 --------------
     Domestic                                                    (267)                          (219)
     Foreign                                                      (87)                           (71)
                                                          --------------                 --------------
                                                                 (354)                          (290)

   Recoveries of amounts written-off in previous periods  --------------                 --------------
     Domestic                                                      22                             73
     Foreign                                                       14                             10
                                                          --------------                 --------------
                                                                   36                             83

   Transfer between provisions                            -------------- --------------- --------------  --------------
     Domestic                                                       -              -               -               -
     Foreign                                                        2             (2)              9              (9)
                                                          -------------- --------------- --------------  --------------
                                                                    2             (2)              9              (9)

   Charge to profit and loss account                      -------------- --------------- --------------  --------------
     Domestic                                                     274              5             205               6
     Foreign                                                       86              2              17               4
                                                          -------------- --------------- --------------  --------------
                                                                  360              7             222              10

   Provisions at 30 June (2)                              -------------- --------------- --------------  --------------
     Domestic                                                   2,064            341           1,942             351
     Foreign                                                      590            241             555             226
                                                          -------------- --------------- --------------  --------------
                                                                2,654            582           2,497             577
                                                          ------------------------------ ------------------------------
                                                                      3,236                          3,074

   Gross loans and advances to customers (3)              ------------------------------ ------------------------------
     Domestic                                                       115,070                         98,924
     Foreign                                                         52,952                         46,756
                                                          ------------------------------ ------------------------------
                                                                    168,022                        145,680
   Closing customer provisions as a % of gross loans to
     customers (4)
     Domestic                                                          2.09                           2.32
     Foreign                                                           1.55                           1.65
     Total                                                             1.92                           2.10

   Customer charge against profit (annualised) as a % of
     gross loans to customers
     Domestic                                                          0.48                           0.43
     Foreign                                                           0.33                           0.09
     Total                                                             0.44                           0.32

   (1) Relates primarily to NatWest and UST Corp. (acquired by Citizens) in H1 2000.
   (2) Includes closing provisions against loans and advances to banks of(pound)10 million (30 June 2000:(pound)8 million).
   (3) Excludes reverse repurchase agreements and stock borrowing.
   (4) Excludes closing provisions against loans and advances to banks.
-------------------------------------------------------------------------------------------------------------------------

Provisions for bad and doubtful debts - pro forma basis

-------------------------------------------------------------------------------------------------------------------------
                                                                            Six months ended 30 June
                                                          -------------------------------------------------------------
                                                                  2001 (actual)                      2000
                                                          ------------------------------ ------------------------------
                                                             Specific        General        Specific         General
                                                             --------        -------        --------         -------
                                                             (pound)m       (pound)m        (pound)m        (pound)m

   Provisions at 1 January                                -------------- --------------- --------------  --------------
     Domestic                                                   2,034            336           1,896             344
     Foreign                                                      551            232             546             222
                                                          -------------- --------------- --------------  --------------
                                                                2,585            568           2,442             566
                                                          ------------------------------ ------------------------------
                                                                      3,153                          3,008

   Currency translation and other adjustments             -------------- --------------- --------------  --------------
     Domestic                                                       1              -              11               -
     Foreign                                                       24              9              16               9
                                                          -------------- --------------- --------------  --------------
                                                                   25              9              27               9

   Acquisitions during the period (1)                     --------------                 --------------
     Domestic                                                       -                              -
     Foreign                                                        -                             63
                                                          --------------                 --------------
                                                                    -                             63

   Amounts written-off                                    --------------                 --------------
     Domestic                                                    (267)                          (318)
     Foreign                                                      (87)                          (114)
                                                          --------------                 --------------
                                                                 (354)                          (432)

   Recoveries of amounts written-off in previous periods  --------------                 --------------
     Domestic                                                      22                            103
     Foreign                                                       14                             12
                                                          --------------                 --------------
                                                                   36                            115

   Transfer between provisions                            -------------- --------------- --------------  --------------
     Domestic                                                       -              -               -               -
     Foreign                                                        2             (2)              9              (9)
                                                          -------------- --------------- --------------  --------------
                                                                    2             (2)              9              (9)

   Charge to profit and loss account                      -------------- --------------- --------------  --------------
     Domestic                                                     274              5             250               7
     Foreign                                                       86              2              23               4
                                                          -------------- --------------- --------------  --------------
                                                                  360              7             273              11

   Provisions at 30 June (2)                              -------------- --------------- --------------  --------------
     Domestic                                                   2,064            341           1,942             351
     Foreign                                                      590            241             555             226
                                                          -------------- --------------- --------------  --------------
                                                                2,654            582           2,497             577
                                                          ------------------------------ ------------------------------
                                                                      3,236                          3,074
   Gross loans and advances to customers (3)
                                                          ------------------------------ ------------------------------
     Domestic                                                       115,070                         98,924
     Foreign                                                         52,952                         46,756
                                                          ------------------------------ ------------------------------
                                                                    168,022                        145,680
   Closing customer provisions as a % of gross loans to
   customers (4)
     Domestic                                                          2.09                           2.32
     Foreign                                                           1.55                           1.65
     Total                                                             1.92                           2.10

   Customer charge against profit (annualised) as a % of
   gross loans to customers
     Domestic                                                          0.48                           0.52
     Foreign                                                           0.33                           0.12
     Total                                                             0.44                           0.39

   (1) Relates primarily to UST Corp. (acquired by Citizens) in H1 2000.
   (2) Includes closing provisions against loans and advances to banks of(pound)10 million (30 June 2000:(pound)8 million).
   (3) Excludes reverse repurchase agreements and stock borrowing.
   (4) Excludes closing provisions against loans and advances to banks.
-------------------------------------------------------------------------------------------------------------------------

Risk elements in lending and potential problem loans

The Group's loan control and review procedures generally do not include the classification of loans as non-accrual, accruing past due, restructured and potential problem loans, as defined by the SEC. The following table shows the estimated amount of loans which would be reported using the SEC's classifications. The figures incorporate estimates and are stated before deducting the value of security held or related provisions.

-------------------------------------------------------------------------------------------------------------------------
                                                                          30 June           30 June       31 December
                                                                             2001              2000             2000
                                                                             ----              ----             ----
                                                                         (pound)m          (pound)m         (pound)m
   Loans accounted for on a non-accrual basis (1):
     Domestic (2)                                                           2,555             2,387            2,482
     Foreign                                                                  400               614              344
                                                                      --------------    --------------   --------------
     Total                                                                  2,955             3,001            2,826
                                                                      --------------    --------------   --------------

   Accruing loans which are contractually overdue 90 days or more as to principal or interest (3):
     Domestic                                                                 770               565              662
     Foreign                                                                  143               187              168
                                                                      --------------    --------------   --------------
     Total                                                                    913               752              830
                                                                      --------------    --------------   --------------

   Loans not included above which are classified as 'troubled debt restructurings' by the SEC:
     Domestic                                                                  37                22               43
     Foreign                                                                  140               104              122
                                                                      --------------    --------------   --------------
     Total                                                                    177               126              165
                                                                      --------------    --------------   --------------

   Total risk elements                                                      4,045             3,879            3,821
                                                                      --------------    --------------   --------------


   Closing provisions for bad and doubtful debts as a % of total risk
     elements                                                                 80%               79%              83%
                                                                      --------------    --------------   --------------
------------------------------------------------------------------------------------------------------------------------

(1) The Group's UK banking subsidiary undertakings account for loans on a non-accrual basis only from the point in time at which the collectability of interest is in significant doubt. Certain subsidiary undertakings of the Company generally account for loans on a non-accrual basis when interest or principal is past due 90 days.
(2) NatWest Home Loans Limited includes in this category the total value of loans which are subject to claims under Mortgage Guarantee Insurance policies in force.
(3) Overdrafts generally have no fixed repayment schedule and consequently are not included in this category.

Loans that are current as to payment of principal and interest and not reflected in the above table, but in respect of which management has serious doubts as to the ability of the borrower to comply with contractual repayment terms, totalled approximately (pound)880 million at 30 June 2001 (30 June 2000
- (pound)816 million; 31 December 2000 - (pound)772 million). Substantial security is held in respect of these loans and appropriate provisions have already been made in accordance with the Group's provisioning policy for bad and doubtful debts.

Cross-border outstandings

The table below sets out the Group's cross-border outstandings to countries for which outstandings individually represented in excess of 1% of Group total assets (including acceptances). None has experienced repayment difficulties which have required refinancing of outstanding debt.

--------------------------------------------------------------------------------
                                     30 June           30 June      31 December
                                        2001              2000             2000
                                        ----              ----             ----
                                    (pound)m          (pound)m         (pound)m

   Germany                             8,336             7,548            6,156
   USA                                 6,364             9,198            6,520
   France                              4,706             3,821            3,310
   Cayman Islands                      4,555                 *                *
   Netherlands                         4,520             3,713            3,446
   Canada                                  *             3,360                *
   Japan                                   *                 *            3,891
--------------------------------------------------------------------------------

* less than 1% of Group total assets (including acceptances).

At 30 June 2001, Switzerland ((pound)3,422 million), Japan ((pound)3,123 million), Italy ((pound)3,123 million) and Canada ((pound)2,669 million) were the only countries that had cross-border outstandings of between 0.75% and 1% of Group total assets (including acceptances).

At 30 June 2000, Japan ((pound)2,606 million) and Italy ((pound)2,381 million) were the only countries that had cross-border outstandings of between 0.75% and 1% of Group total assets (including acceptances).

At 31 December 2000, Switzerland ((pound)3,137 million) and the Cayman Islands ((pound)2,878 million) were the only countries that had cross-border outstandings of between 0.75% and 1% of Group total assets (including acceptances).

Capital resources

The Group's capital resources were as follows:

-----------------------------------------------------------------------------------------------------
                                                      30 June           30 June      31 December
                                                         2001              2000             2000
                                                         ----              ----             ----
                                                     (pound)m          (pound)m         (pound)m

   Ordinary share capital                                 676               665              669
   Retained earnings and other reserves                23,832            21,549           22,268
   Preference and other non-equity share capital          179               227              179
   Minority interests                                     603               759              546
   Subordinated liabilities                            10,659            10,092           10,436
                                                  --------------    --------------   --------------
   Total capital resources                             35,949            33,292           34,098
                                                  --------------    --------------   --------------
-----------------------------------------------------------------------------------------------------

The Group's policy is to diversify its sources of capital, to allocate capital within the Group efficiently and to maintain a prudent relationship between capital resources and the risks of its underlying business.

Regulatory capital

--------------------------------------------------------------------------------
                                         30 June         30 June     1 December
                                            2001            2000          2000
                                            ----            ----          ----
                                        (pound)m        (pound)m      (pound)m
   Capital base

   Tier 1 capital                         13,715          10,612        12,071
   Tier 2 capital                         10,632           9,873        10,082
   Tier 3 capital                            178             165           167
   Supervisory deductions                 (2,707)         (1,837)       (2,228)
                                      -------------  --------------  -----------
   Total regulatory capital               21,818          18,813        20,092
                                      -------------  --------------  -----------


   Weighted risk assets

   Banking book
   - on-balance sheet                    159,600         139,300       146,600
   - off-balance sheet                    17,700          15,800        16,200
   Trading book                           13,600          10,500        12,400
                                      -------------  --------------  -----------
   Total weighted risk assets            190,900         165,600       175,200
                                      -------------  --------------  -----------

                                               %               %             %
   Capital ratios

   - Tier 1                                  7.2             6.4           6.9
   - Total                                  11.4            11.4          11.5
--------------------------------------------------------------------------------

Market risk

The Group manages the market risk in its trading and treasury portfolios through value-at-risk (VaR) limits as well as stress testing, position and sensitivity limits. VaR is a technique that produces estimates of the potential negative change in the market value of a portfolio over a specified time horizon at a given confidence level. The information on a pro forma basis in the table below sets out the VaR for the Group as if NatWest had been part of the Group throughout the period presented. The Group's VaR assumes a 95% confidence level and one-day time horizon.

--------------------------------------------------------------------------------------------
                                                      Six months ended 30 June
                                            ----------------------------------------------
                              At 30 June        Maximum         Minimum         Average
                              ----------        -------         -------         -------
                                (pound)m       (pound)m        (pound)m        (pound)m

   Trading
   2001                             12.1           15.2             8.8            11.3
   2000                             10.3           11.6             1.2             6.8
   2000 - pro forma basis           10.3           11.6             8.5             9.7

   Treasury
   2001                              5.3            5.3             4.0             4.4
   2000                              4.0            4.7             2.2             3.2
   2000 - pro forma basis            4.0            5.0             3.0             3.7
--------------------------------------------------------------------------------------------

The Group's VaR should be interpreted in the light of the assumptions underlying the methodologies adopted and their limitations. Historical data used in computing VaR may not be indicative of future market conditions.

Derivatives

The following table provides an overview of the Group's derivative portfolios. It shows the gross replacement cost which is the sum of the fair values of all over-the-counter contracts with third parties (trading and non-trading) with positive value. This measure makes no allowance for netting arrangements.

---------------------------------------------------------------------------------------------------------------
                                                             30 June            30 June        31 December
                                                                2001               2000               2000
                                                     -----------------  ------------------ ------------------
                                                               Gross              Gross              Gross
                                                         replacement        replacement        replacement
                                                                cost               cost               cost
                                                                ----               ----               ----
                                                            (pound)m           (pound)m           (pound)m

   Exchange rate contracts                                    15,598             11,248             14,984
   Interest rate contracts                                    24,560             17,477             22,733
   Equity and commodity related contracts                        143                266                110
                                                     -----------------  ------------------ ------------------
                                                              40,301             28,991             37,827
                                                     -----------------  ------------------ ------------------
---------------------------------------------------------------------------------------------------------------

Derivatives held for trading purposes

The table below shows the notional principal amounts and fair values (which, after netting, are the balance sheet values) of trading instruments entered into with third parties.

---------------------------------------------------------------------------------------------------------------------------
                                          30 June 2001                  30 June 2000                 31 December 2000
                                 -----------------------------  -----------------------------  ----------------------------
                                                Fair value                     Fair value                    Fair value
                                 Notional  -------------------  Notional  -------------------  Notional  ------------------
                                 amounts     Asset   Liability  amounts     Asset   Liability  amounts     Asset  Liability
                                 --------- --------- ---------  --------  --------  ---------  --------  -------- ---------
                                 (pound)bn  (pound)m  (pound)m (pound)bn  (pound)m  (pound)m  (pound)bn  (pound)m  (pound)m

   Exchange rate contracts           891.2    15,583    15,679     842.2    11,218    11,658      734.4    14,928    15,310
   Interest rate contracts         3,449.0    24,416    25,405   3,078.8    17,114    18,260    3,015.6    22,569    24,157
   Equity and commodity contracts      4.0       134       130       1.5       132       116        1.1        95        95
                                            --------  --------            --------  --------             --------  --------
                                              40,133    41,214              28,464    30,034               37,592    39,562
   Effect of netting                         (30,000)  (30,000)            (22,108)  (22,108)             (27,293)  (27,293)
                                            --------  --------            --------  --------             --------  --------
                                              10,133    11,214               6,356     7,926               10,299    12,269
                                            --------  --------            --------  --------             --------  --------
---------------------------------------------------------------------------------------------------------------------------

Derivatives held for purposes other than trading

The Group uses derivatives to manage specific interest rate positions relating to assets and liabilities and to hedge foreign currency exposures. The Group establishes non-trading derivative positions with third parties and through intra-company and intra-Group transactions with the Group's independent trading operations.

--------------------------------------------------------------------------------
                                      30 June          30 June      31 December
                                         2001             2000             2000
                                         ----             ----             ----
                                    (pound)bn        (pound)bn        (pound)bn

   Exchange rate contracts                9.0             10.3              9.1
   Interest rate contracts              104.5            109.4            110.6
   Equity and commodity contracts         1.5              1.7              0.9

--------------------------------------------------------------------------------

RECENT DEVELOPMENTS

On 20 June 2001, Direct Line Insurance announced plans to expand into Germany and Italy through the purchase of the European motor insurance businesses of AllState. The acquisition is expected to be completed in the fourth quarter of 2001, subject to regulatory approvals.

On 17 July 2001, Citizens reached agreement to acquire the regional retail and commercial operations of Pennsylvania-based Mellon Bank for a consideration of approximately US$2.1 billion. The acquisition will be financed from the proceeds of the placing, on 18 July 2001, by the Company of 140 million new ordinary shares of 25p each at an issue price of (pound)14.75 per share. The placing was completed on 25 July 2001. The acquisition adds $13.4 billion of assets, 345 branches, and 4,135 employees in Pennsylvania, Delaware and New Jersey and is consistent with the Group strategy of seeking to extend Citizens' operations into states adjacent to its existing operations in New England. The acquisition is expected to be completed in the fourth quarter of 2001, subject to regulatory consent and other customary closing conditions.

On 23 July 2001, The Royal Bank of Scotland plc (the "Bank") reached agreement to acquire, subject to regulatory approval, from its joint venture partners the Virgin Group and AMP, the 50% interest in the Virgin One business which it does not currently own. The purchase price is (pound)100 million, of which (pound)20 million is dependent on future business volumes.

LITIGATION

Members of the Group are engaged in litigation in the United Kingdom and a number of overseas jurisdictions, including the United States, involving claims by and against them which arise in the ordinary course of business. The directors of the Company, after reviewing the claims pending and threatened against Group undertakings and taking into account the advice of the relevant legal advisors, are satisfied that the outcome of these claims will not have a material adverse effect on the net assets of the Group.

UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED 30 JUNE 2001

The Group releases unaudited interim condensed consolidated profit and loss and balance sheet information semi-annually but not quarterly. The following pages contain unaudited condensed consolidated financial statements for the six months ended 30 June 2001 and 30 June 2000. This information should be read in conjunction with The Royal Bank of Scotland Group plc Annual Report on Form 20-F for the year ended 31 December 2000.

In the opinion of the Directors, all adjustments necessary for a fair presentation of the results of operations for such periods have been included. Results for the six months ended 30 June 2001 are not necessarily indicative of the results for the full year.

Consolidated profit and loss account (unaudited)

----------------------------------------------------------------------------------------
                                                           Six months ended 30 June
                                                        ------------------------------
                                                               2001            2000
                                                               ----            ----
                                                           (pound)m        (pound)m

   Interest receivable                                        7,400           5,641
   Interest payable                                          (4,147)         (3,393)
                                                        --------------  --------------
   Net interest income                                        3,253           2,248
                                                        --------------  --------------

                                                        --------------  --------------
   Dividend income                                               24              19
   Fees and commissions receivable                            2,209           1,514
   Fees and commissions payable                                (459)           (293)
   Dealing profits                                              689             385
   Other operating income                                       505             353
                                                        --------------  --------------
                                                              2,968           1,978

   General insurance                                    --------------  --------------
    - earned premiums                                           817             621
    - reinsurance                                              (216)           (171)
                                                        --------------  --------------
                                                                601             450
                                                        --------------  --------------
   Non-interest income                                        3,569           2,428
                                                        --------------  --------------

                                                        --------------  --------------
   Total income                                               6,822           4,676
                                                        --------------  --------------

   Administrative expenses                              --------------  --------------
    - staff costs                                            (1,882)         (1,427)
    - premises and equipment                                   (419)           (316)
    - other                                                    (915)           (648)
                                                        --------------  --------------
                                                             (3,216)         (2,391)

   Depreciation and amortisation                        --------------  --------------
    - tangible fixed assets                                    (429)           (331)
    - goodwill                                                 (318)           (208)
                                                        --------------  --------------
                                                               (747)           (539)
                                                        --------------  --------------
   Operating expenses                                        (3,963)         (2,930)
                                                        --------------  --------------
   Profit before other operating charges                      2,859           1,746

   General insurance                                    --------------  --------------
    - gross claims                                             (585)           (462)
    - reinsurance                                               167             139
                                                        --------------  --------------
                                                               (418)           (323)

                                                        --------------  --------------
   Profit before provisions for bad and doubtful debts        2,441           1,423
   Provisions for bad and doubtful debts                       (367)           (232)
   Amounts written off fixed asset investments                   (2)            (25)
                                                        --------------  --------------
   Profit on ordinary activities before tax                   2,072           1,166
   Tax on profit on ordinary activities                        (746)           (414)
                                                        --------------  --------------
   Profit on ordinary activities after tax                    1,326             752
   Minority interests (including non-equity)                    (44)            (18)
                                                        --------------  --------------
   Profit after minority interests                            1,282             734
   Preference dividends - non-equity                           (178)           (128)
                                                        --------------  --------------
   Profit attributable to ordinary shareholders               1,104             606
   Ordinary dividends                                          (313)           (253)
                                                        --------------  --------------
   Retained profit                                              791             353
                                                        ==============  ==============
----------------------------------------------------------------------------------------

Consolidated balance sheet (unaudited)

-------------------------------------------------------------------------------------------------------------------------
                                                                                                             Audited
                                                                          30 June           30 June      31 December
                                                                             2001              2000             2000
                                                                             ----              ----             ----
                                                                         (pound)m          (pound)m         (pound)m

   Assets
   Cash and balances at central banks                                       2,639             2,533            3,049
   Items in the course of collection from other banks                       3,799             3,916            2,961
   Treasury bills and other eligible bills                                  3,882             5,332            3,316
   Loans and advances to banks                                             39,748            37,324           32,061
   Loans and advances to customers                                        179,389           156,292          168,076
   Debt securities                                                         53,721            52,995           57,789
   Equity shares                                                            1,609             1,302            1,553
   Interests in associated undertakings                                       115                87               83
   Intangible fixed assets                                                 11,821            12,121           12,080
   Tangible fixed assets                                                    6,934             6,263            6,121
   Other assets                                                            22,455            14,607           18,034
   Prepayments and accrued income                                           4,422             3,175            4,182
                                                                      --------------    --------------   --------------
                                                                          330,534           295,947          309,305
   Long-term assurance assets attributable to policyholders                10,344            10,258           10,699
                                                                      --------------    --------------   --------------
   Total assets                                                           340,878           306,205          320,004
                                                                      --------------    --------------   --------------

   Liabilities
   Deposits by banks                                                       35,627            33,618           35,130
   Items in the course of transmission to other banks                       1,851             1,854            1,707
   Customer accounts                                                      180,964           166,221          177,302
   Debt securities in issue                                                29,847            23,614           19,407
   Other liabilities                                                       37,234            30,426           32,959
   Accruals and deferred income                                             7,448             5,427            7,172
   Provisions for liabilities and charges
    - deferred taxation                                                     1,298             1,168            1,224
    - other provisions                                                        316               327              306
   Subordinated liabilities
    - dated loan capital                                                    6,404             6,177            6,316
    - undated loan capital including convertible debt                       4,255             3,915            4,120
   Minority interests
    - equity                                                                  (15)              199              (34)
    - non-equity                                                              618               560              580
   Called up share capital                                                    855               892              848
   Share premium account                                                    7,333             6,088            6,530
   Merger reserve                                                          12,319            13,071           12,604
   Reserves                                                                   199               170              191
   Revaluation reserve                                                         39                15               40
   Profit and loss account                                                  3,942             2,205            2,903
   --------------------------------------------------------------------------------------------------------------------
   Shareholders' funds
    - equity                                                               20,215            18,622           19,081
    - non-equity                                                            4,472             3,819            4,035
   --------------------------------------------------------------------------------------------------------------------
                                                                      --------------    --------------   --------------
                                                                          330,534           295,947          309,305
   Long-term assurance liabilities to policyholders                        10,344            10,258           10,699
                                                                      --------------    --------------   --------------
   Total liabilities                                                      340,878           306,205          320,004
                                                                      --------------    --------------   --------------

   Memorandum items

   Contingent liabilities                                                  12,762            10,734           10,671
                                                                      --------------    --------------   --------------

   Commitments (standby facilities, credit lines and other)               102,581            88,965           94,431
                                                                      --------------    --------------   --------------
-------------------------------------------------------------------------------------------------------------------------

Statement of consolidated total recognised gains and losses  (unaudited)

------------------------------------------------------------------------------------------------
                                                                     Six months ended 30 June
                                                                ------------------------------
                                                                       2001            2000
                                                                       ----            ----
                                                                   (pound)m        (pound)m

   Profit attributable to ordinary shareholders                       1,104             606
   Currency translation adjustments and other movements                 (13)             42
                                                                --------------  --------------
   Total recognised gains and losses                                  1,091             648
                                                                --------------  --------------
------------------------------------------------------------------------------------------------

Reconciliation of movements in consolidated shareholders' funds (unaudited)

------------------------------------------------------------------------------------------------
                                                                     Six months ended 30 June
                                                                ------------------------------
                                                                       2001            2000
                                                                       ----            ----
                                                                   (pound)m        (pound)m

   Profit attributable to ordinary shareholders                       1,104             606
   Ordinary dividends                                                  (313)           (253)
                                                                --------------  --------------
   Retained profit for the period                                       791             353
   Issue of ordinary and preference shares                              643          17,423
   Other recognised gains and losses                                    (13)             42
   Currency translation adjustment on share premium account             150             166
                                                                --------------  --------------
   Net increase in shareholders' funds                                1,571          17,984
   Shareholders' funds at 1 January                                  23,116           4,457
                                                                --------------  --------------
   Shareholders' funds at 30 June                                    24,687          22,441
                                                                --------------  --------------
------------------------------------------------------------------------------------------------

Consolidated cashflow statement (unaudited)

-------------------------------------------------------------------------------------------------------------------------
                                                                                           Six months ended 30 June
                                                                                         ------------------------------
                                                                                                2001            2000
                                                                                                ----            ----
                                                                                            (pound)m        (pound)m

   Net cash inflow from operating activities                                                   6,183           4,353

   Dividends received from associated undertakings                                                 1               2

   Returns on investments and servicing of finance                                       --------------  --------------
     Preference dividends paid                                                                  (185)            (69)
     Dividends paid to minority shareholders in subsidiary undertakings                          (21)            (21)
     Interest paid on subordinated liabilities                                                  (341)           (302)
                                                                                         --------------  --------------
   Net cash outflow from returns on investments and servicing of finance                        (547)           (392)

   Taxation                                                                              --------------  --------------
     UK tax paid                                                                                (181)            (78)
     Overseas tax paid                                                                          (188)            (58)
                                                                                         --------------  --------------
   Net cash outflow from taxation                                                               (369)           (136)

   Capital expenditure and financial investment                                          --------------  --------------
     Purchase of investment securities                                                       (11,941)         (9,162)
     Sale and maturity of investment securities                                               12,496           8,217
     Purchase of tangible fixed assets                                                        (1,582)           (708)
     Sale of tangible fixed assets                                                               364             300
                                                                                         --------------  --------------
   Net cash outflow from capital expenditure and financial investment                           (663)         (1,353)

   Acquisitions and disposals                                                            --------------  --------------
     Purchase of businesses and subsidiary undertakings (net of cash acquired)                     -          (2,485)
     Investment in associated undertakings                                                       (45)             (4)
     Sale of subsidiary and associated undertakings (net of cash sold)                             8             979
                                                                                         --------------  --------------
   Net cash outflow from acquisitions and disposals                                              (37)         (1,510)

   Ordinary equity dividends paid                                                               (353)           (181)
                                                                                         --------------  --------------

   Net cash inflow before financing                                                            4,215             783

   Financing                                                                             --------------  --------------
     Proceeds from issue of ordinary share capital                                                22           1,697
     Proceeds from issue of preference share capital                                             281           2,259
     Issue of subordinated liabilities                                                           689               -
     Repayment of subordinated liabilities                                                      (693)           (114)
     Increase in minority interests                                                               14              33
                                                                                         --------------  --------------
   Net cash inflow from financing                                                                313           3,875

                                                                                         --------------  --------------
   Increase in cash                                                                            4,528           4,658
                                                                                         --------------  --------------
-------------------------------------------------------------------------------------------------------------------------

Notes to interim condensed consolidated financial statements (unaudited)

(1)  Basis of preparation

These interim condensed consolidated financial statements have been prepared on a basis consistent with Schedule 9 to the UK Companies Act 1985. The policies employed in the preparation of the accounts conform with UK GAAP and have been consistently applied. There have been no changes to the Group's principal accounting policies as set out in the financial statements contained in the Company's Annual Report on Form 20-F for the year ended 31 December 2000 which has been filed with the SEC.

(2)  Statutory accounts

Financial information contained in this Interim Report on Form 6-K does not constitute statutory accounts within the meaning of Section 240 of the Companies Act 1985 ('the Act'). Statutory financial statements for the 15 months ended 31 December 2000 have been filed with the Registrar of Companies and have been reported on by the auditors under Section 235 of the Act. The report of the auditors was unqualified and did not contain a statement under 237(2) or (3) of the Act.

(3)  Earnings per share

-----------------------------------------------------------------------------------------------------------
                                                                                Six months ended 30 June
                                                                           ------------------------------
                                                                                  2001            2000
                                                                                  ----            ----
                                                                              (pound)m        (pound)m

   Earnings:
   Profit attributable to ordinary shareholders                                  1,104             606
                                                                           --------------  --------------

                                                                            Number of shares - millions
                                                                           ------------------------------
   Weighted average number of ordinary shares:
   In issue during the period                                                    2,687           2,015
   Effect of dilutive share options and convertible non-equity shares               48              25
                                                                           --------------  --------------
   In issue during the period - diluted                                          2,735           2,040
                                                                           --------------  --------------

   Basic earnings per ordinary share                                             41.1p           30.1p
   Goodwill amortisation                                                         11.6p           10.2p
   Integration costs                                                              9.9p            5.6p
                                                                           --------------  --------------
   Adjusted earnings per ordinary share                                          62.6p           45.9p
                                                                           --------------  --------------

   Diluted earnings per ordinary share                                           40.4p           29.7p
                                                                           --------------  --------------
-----------------------------------------------------------------------------------------------------------

Adjusted earnings are calculated by adjusting the profit attributable to ordinary shareholders for the after-tax effect of goodwill amortisation, integration costs and profits or losses on disposals of businesses.

(4)  Ordinary dividends

The directors have declared an interim dividend of 11.0p per share on the ordinary shares. The interim dividend will be paid on 12 October 2001 to shareholders registered on 17 August 2001. As an alternative to cash, a scrip dividend election is to be offered.

(5)  Called up share capital

------------------------------------------------------------------------------------------------------------------------------------
                                                                                           Non-         Non-
                                                                 Non-         Non-   cumulative   cumulative
                                                           cumulative   cumulative  convertible  convertible
                                              Cumulative  convertible            $            $         euro  Additional
                                 Ordinary     preference   preference   preference   preference   preference       value
                                shares of      shares of    shares of    shares of    shares of    shares of   shares of
                                 25p each  (pound)1 each     25p each  1 cent each  1 cent each  1 cent each     1p each     Total
                                 --------  -------------     --------  -----------  -----------  -----------     -------     -----
                                 (pound)m       (pound)m     (pound)m     (pound)m     (pound)m     (pound)m    (pound)m  (pound)m

   Allotted, called up and
     fully paid

   At 1 January 2001                  669              1          150            1            -            -          27       848
   Issued during the period             7              -            -            -            -            -           -         7
                               ---------------------------------------------------------------------------------------------------
   At 30 June 2001                    676              1          150            1            -            -          27       855
                               ---------------------------------------------------------------------------------------------------

   Number of shares - millions
   At 30 June 2001                  2,705              1          600          106            2            1       2,661
                               ---------------------------------------------------------------------------------------------------

   At 30 June 2000                  2,661              1          900           90            1            1          -
                               ---------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

On 12 June 2001, the Company issued 16 million category II Series K non-cumulative dollar preference shares of US$0.01 each at US$25 per share, the net proceeds being US$387 million. Series K shares are listed on the New York Stock Exchange. The earlier issues, Series B to J, are also listed on the New York Stock Exchange.

(6)  Reserves

-------------------------------------------------------------------------------------------------------------------------
                                                                                             Six months ended 30 June
                                                                                             --------------------------
                                                                                                    2001          2000
                                                                                                    ----          ----
                                                                                                (pound)m      (pound)m

   Share premium account
   At 1 January                                                                                    6,530         2,157
   Currency translation adjustments                                                                  150           166
   Shares issued during the period                                                                   647         3,760
   Other movements                                                                                     6             5
                                                                                             ------------  ------------
   At 30 June                                                                                      7,333         6,088
                                                                                             ------------  ------------

   Merger reserve
   At 1 January                                                                                   12,604             -
   Shares issued on acquisition of NatWest                                                             -        13,071
   Transfer to profit and loss account                                                              (285)            -
                                                                                             ------------  ------------
   At 30 June                                                                                     12,319        13,071
                                                                                             ------------  ------------

   Reserves
   At 1 January                                                                                      191           140
   Transfer of increase in value of long-term life assurance business                                  8            30
                                                                                             ------------  ------------
   At 30 June                                                                                        199           170
                                                                                             ------------  ------------

   Revaluation reserve
   At 1 January                                                                                       40            17
   Transfer to profit and loss account                                                                (1)           (2)
                                                                                             ------------  ------------
   At 30 June                                                                                         39            15
                                                                                             ------------  ------------

   Profit and loss account
   At 1 January                                                                                    2,903         1,919
   Currency translation adjustments and other movements                                              (19)           37
   Retention for the period                                                                          791           353
   Employee share option payments                                                                    (11)          (76)
   Transfer of increase in value of long-term life assurance business                                 (8)          (30)
   Transfer from merger reserve                                                                      285             -
   Transfer from revaluation reserve                                                                   1             2
                                                                                             ------------  ------------
   At 30 June                                                                                      3,942         2,205
                                                                                             ------------  ------------
-------------------------------------------------------------------------------------------------------------------------

(7)  Commitments and contingent liabilities

-------------------------------------------------------------------------------------------------------------------------
                                                                                                    30 June
                                                                                         ------------------------------
   Contract amounts                                                                             2001            2000
                                                                                                ----            ----
                                                                                            (pound)m        (pound)m

   Contingent liabilities:
   Acceptances and endorsements                                                                2,275           1,350
   Guarantees, assets pledged as collateral security and other contingent liabilities         10,487           9,384
                                                                                         --------------  --------------
                                                                                              12,762          10,734
                                                                                         --------------  --------------
   Commitments - other commitments:
   Undrawn formal standby facilities, credit lines and other commitments to lend
      - less than 1 year                                                                      76,068          66,385
      - 1 year and over                                                                       24,529          20,452
   Other (including documentary credits)                                                       1,984           2,128
                                                                                         --------------  --------------
                                                                                             102,581          88,965
                                                                                         --------------  --------------

   Total contingent liabilities and commitments                                              115,343          99,699
                                                                                         --------------  --------------
-------------------------------------------------------------------------------------------------------------------------

(8) Reconciliation of operating profit to net cash inflow from operating activities

-------------------------------------------------------------------------------------------------------------------------
                                                                                           Six months ended 30 June
                                                                                         ------------------------------
                                                                                                2001            2000
                                                                                                ----            ----
                                                                                            (pound)m        (pound)m

   Operating profit                                                                            2,072           1,166
   Increase in prepayments and accrued income                                                   (240)            (30)
   Interest on subordinated liabilities                                                          371             267
   Increase in accruals and deferred income                                                      246             244
   Amortisation of and provisions against investment securities                                    8             (60)
   Provisions for bad and doubtful debts                                                         367             232
   Loans and advances written off net of recoveries                                             (318)           (210)
   Profit on sale of tangible fixed assets                                                        (9)            (26)
   Income from associated undertakings                                                             2              (2)
   Profit on sale of investment securities                                                       (87)            (28)
   Provisions for liabilities and charges                                                         19              41
   Provisions utilised                                                                           (10)              -
   Depreciation and amortisation of tangible and intangible fixed assets                         747             539
   Decrease/(increase) in value of long-term assurance business                                  (25)             20
                                                                                         --------------  --------------
   Net cash inflow from trading activities                                                     3,143           2,153
   (Increase)/decrease in items in the course of collection                                     (838)            179
   Increase in treasury bills and other eligible bills                                          (566)         (1,680)
   (Increase)/decrease in loans and advances to banks                                         (2,745)          5,070
   Increase in loans and advances to customers                                               (11,400)        (10,126)
   Decrease in securities                                                                      4,248             327
   (Increase)/decrease in other assets                                                        (4,396)          2,406
   Increase/(decrease) in items in the course of transmission                                    144            (801)
   Increase/(decrease) in deposits by banks                                                      497             (95)
   Increase in customer accounts                                                               3,662          12,337
   Increase in debt securities in issue                                                       10,440           1,686
   Increase/(decrease) in other liabilities                                                    4,298          (6,358)
   Effect of other accruals/deferrals and other non-cash movements                              (304)           (745)
                                                                                         --------------  --------------
   Net cash inflow from operating activities                                                   6,183           4,353
                                                                                         --------------  --------------
-------------------------------------------------------------------------------------------------------------------------

(9) Differences between UK and US generally accepted accounting principles ('GAAP')

The Consolidated Financial Statements of the Group are prepared in accordance with UK GAAP which differs in certain respects from US GAAP. The main differences are summarised as follows:

(a) Acquisition accounting Under UK GAAP, all integration costs relating to acquisitions are expensed as post-acquisition expenses. Under US GAAP, certain restructuring costs and exit costs incurred in the acquired business are treated as liabilities assumed on acquisition, and taken into account in the calculation of goodwill.

The fair value of the surplus on pension schemes is restricted under UK GAAP to the amount expected to be realised by way of reduced contributions or refunds. Under US GAAP, the full surplus is recognised as a fair value adjustment.

Under US GAAP, the consideration for the acquisition includes the value of certain options granted to holders of options over the acquired entity's shares under employee share option schemes.

(b) Goodwill Under the Group accounting policy, goodwill arising on acquisitions after 1 October 1998 is capitalised on the balance sheet and amortised over its useful life. Goodwill arising on acquisitions before 1 October 1998 was deducted from reserves. Under US GAAP, goodwill is capitalised and amortised over the period estimated to benefit, which, in the Group's case, is periods of up to 25 years.

(c) Revaluation The Group's freehold and leasehold property is carried at original cost or subsequent valuation. The surplus or deficit on revaluation is included in the Group's reserves. Under US GAAP, revaluations of property are not permitted to be reflected in the financial statements.

(d) Depreciation Depreciation charged under UK GAAP is based on the revalued amount of freehold and long leasehold properties. Under US GAAP, the depreciation charge is based on the historical cost of the properties.

(e) Dividends Under UK GAAP, dividends are recorded in the period to which they relate, whereas under US GAAP dividends are recorded in the period in which they are declared.

(f) Loan origination fees Certain loan fees are recognised when received. Under US GAAP, all loan fees and certain direct costs are deferred and recognised as an adjustment to the yield on the related loan or facility.

(g) Pension costs Pension costs, based on actuarial assumptions and methods, are charged in the consolidated accounts so as to allocate the cost of providing benefits over the service lives of employees in a consistent manner approved by the actuary. US GAAP prescribes the method of actuarial valuation and also requires assets to be assessed at fair value and the assessment of liabilities to be based on current interest rates.

(h) Long-term assurance policies The shareholders' interest in the long-term assurance fund is valued as the discounted value of the cash flows expected to be generated from in-force policies together with net assets in excess of the statutory liabilities. Under US GAAP, premiums are recognised as revenue when due from policyholders. The costs of claims are recognised when insured events occur. For traditional business, the present value of estimated future policy benefits is accrued when premium revenue is recognised. Acquisition costs are capitalised and charged to expense in proportion to premium revenue recognised. For unit-linked business, acquisition costs are amortised over the life of the contracts at a constant rate based on the present value of estimated gross profits. Initial income in respect of future services is not earned in the period assessed but recognised as income over the same amortisation period and using the same amortisation schedule as for acquisition costs.

(i) Lease income In accordance with UK GAAP, the Group's accounting policy for finance lease income receivable is to allocate total gross earnings to accounting periods so as to give a constant periodic rate of return on the net cash investment. Under US GAAP, finance lease income is recognised so as to give a level rate of return on the investment in the lease but without taking into account the associated tax flows.

(j) Debt securities and equity shares Under UK GAAP, the Group's investments in debt securities and equity shares are classified as being held as investment securities, held for the purpose of hedging or held for dealing purposes. Investment securities are stated at cost less provision for any permanent diminution in value. Premiums and discounts on dated securities are amortised to interest income over the period to maturity. Under US GAAP, the Group's investment debt securities and marketable investment equity shares are classified as available-for-sale securities with unrealised gains and losses reported in a separate component of shareholders' equity.

(k) Derivatives and hedging activities Statement of Financial Accounting ('SFAS') 133 'Accounting for Derivative Instruments and Hedging Activities' was effective for the Group's US GAAP information from 1 January 2001. The Group has not made changes in its use of non-trading derivatives to meet the hedge criteria of SFAS133. As a result, from 1 January 2001, for US GAAP purposes, the Group's portfolio of non-trading derivatives has been remeasured to fair value and changes in fair value reflected in net income. Under UK GAAP, these derivatives continue to be classified as non-trading and accounted for in accordance with the underlying transaction or transactions. The Group's UK and US GAAP reconciliations also reflect transition adjustments from the initial application of SFAS 133. These adjustments are: a cumulative-effect-type adjustment increasing net income by (pound)45 million ((pound)65 million less tax of (pound)20 million); and a cumulative-effect-type adjustment decreasing other comprehensive income by (pound)51 million ((pound)73 million less tax of (pound)22 million), (pound)33 million ((pound)47 million less tax of (pound)14 million) of this is expected to be reclassified into earnings during 2001.

(l) Software development costs Under UK GAAP, most software development costs are written off as incurred. Under US GAAP, certain costs relating to software developed for own use that are incurred after 1 January 1999 are capitalised and amortised over the estimated useful life of the software.

(m) Deferred tax Deferred taxation is provided only where it is probable that a taxation liability will crystallise. Under US GAAP, deferred taxation is recognised on all temporary differences.

(n) Acceptances Acceptances outstanding and the matching customers' liabilities are not reflected in the Consolidated Balance Sheet, but are disclosed as memorandum items. Under US GAAP, acceptances outstanding and the matching customers' liabilities are reflected in the Consolidated Balance Sheet.

Recent developments in US GAAP

In July 2001, the Financial Accounting Standards Board ('FASB') issued SFAS 141 'Business Combinations' and SFAS 142 'Goodwill and Other Intangible Assets'. SFAS 141 requires all business combinations initiated after 30 June 2001 to be accounted for using the purchase accounting method, specifies how goodwill and other intangible assets should be measured on initial recognition, and sets out disclosure requirements relating to business combinations. SFAS 142, effective for the Group's 2002 financial statements, states how goodwill and other intangible assets should be accounted for subsequent to acquisition and specifies that goodwill should not be amortised, but tested for impairment annually.

Reconciliation between UK and US GAAP (unaudited)

------------------------------------------------------------------------------------------------------------------------
                                                                                           Six months ended 30 June
                                                                                         ------------------------------
                                                                                                2001            2000
                                                                                                ----            ----
   Consolidated statement of income - Net income                                            (pound)m        (pound)m

   Profit for the financial period  - UK GAAP                                                  1,282             734
   Adjustments in respect of:
     Acquisition accounting                                                                       29             193
     Amortisation of goodwill previously written off                                             (23)            (23)
     Property depreciation                                                                         2               4
     Property disposals                                                                            -               2
     Loans fees and costs                                                                        (44)            (36)
     Pension costs                                                                               114              86
     Long-term assurance policies                                                                 (7)             30
     Leasing                                                                                     (24)             (7)
     Derivatives                                                                                  36             (45)
     Software development costs                                                                  203              74
     Tax effect on the above adjustments                                                         (83)            (79)
     Deferred taxation                                                                             4               -
                                                                                         --------------  --------------
   Net income for the financial period - US GAAP                                               1,489             933
   Preference dividends                                                                         (178)           (128)
                                                                                         --------------  --------------
   Net income available for ordinary shareholders - US GAAP                                    1,311             805
                                                                                         --------------  --------------

   Weighted average number of ordinary shares (millions)                                       2,687           2,015
                                                                                         --------------  --------------

   Basic earnings per ordinary share - US GAAP (pence)                                         48.8p           40.0p
                                                                                         --------------  --------------

   Diluted weighted average number of ordinary shares (millions)                               2,735           2,040
                                                                                         --------------  --------------

   Diluted earnings per ordinary share - US GAAP (pence)                                       47.9p           39.5p
                                                                                         --------------  --------------
------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
                                                                          30 June           30 June       31 December
                                                                             2001              2000             2000
                                                                             ----              ----             ----
   Consolidated shareholders' equity                                     (pound)m          (pound)m         (pound)m

   Shareholders' equity - UK GAAP                                          24,687            22,441           23,116
   Adjustments in respect of:
     Acquisition accounting                                                   560               413              531
     Reinstatement of goodwill previously written off                         885               931              908
     Elimination of revaluation surplus on properties less depreciation      (184)             (161)            (186)
     Proposed dividend                                                        313               253              629
     Loan fees and costs                                                     (118)              (39)             (74)
     Pension costs                                                            272                77              158
     Long-term assurance policies                                             (66)             (133)             (59)
     Leasing                                                                  (50)               (8)             (26)
     Net unrealised gains on available-for-sale securities                    426                94              598
     Derivatives                                                               25               (77)              39
     Software development costs                                               438                74              235
     Tax effect on cumulative UK/US GAAP income adjustments                  (239)              (21)            (156)
     Deferred taxation                                                       (221)             (156)            (290)
                                                                      --------------    --------------   --------------
   Shareholders' equity - US GAAP                                          26,728            23,688           25,423
                                                                      --------------    --------------   --------------
-------------------------------------------------------------------------------------------------------------------------


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


SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorised.



                      The Royal Bank of Scotland Group plc
                                   Registrant



/s/ Fred Watt
--------------------------
Fred Watt
Group Finance Director

9 August 2001


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